Exhibit 4b

Amended and Restated Credit Agreement
Dated as of
February 3, 2006
Among
Federal Signal Corporation,
The Guarantors Party Hereto,
The Banks Party Hereto,
Harris N.A.,
as Agent and Lead Arranger
and
National City Bank of the Midwest,
as Documentation Agent

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Section 13.6.	Survival of Indemnities	62
Section 13.7.	Sharing of Set-Off	62
Section 13.8.	Notices	63
Section 13.9.	Counterparts	63
Section 13.10.	Successors and Assigns	63
Section 13.11.	Participants and Note Assignees	63
Section 13.12.	Assignment Agreements	64
Section 13.13.	Amendments	65
Section 13.14.	Headings	66
Section 13.15.	Legal Fees, Other Costs and Indemnification	66
Section 13.16.	Set Off	66
Section 13.17.	Entire Agreement	67
Section 13.18.	Governing Law	67
Section 13.19.	Submission to Jurisdiction; Waiver of Jury Trial	67
Section 13.20.	Confidentiality	67
Section 13.21.	USA Patriot Act	68
Section 13.22.	Amendment and Restatement	68

Signature		1

Exhibits
	A	-	Form of Note
	B	-	Form of Compliance Certificate
	C	-	Subsidiary Guaranty Agreement
	D	-	Assignment Agreement
	E	-	Notice of Payment Request
	F	-	Form of Commitment and Acceptance

Schedule 1.8	Schedule of Existing Letters of Credit
Schedule 6.2	Schedule of Existing Subsidiaries
Schedule 6.5	Litigation and Labor Controversies
Schedule 6.11	Environmental Matters
Schedule 8.9	Existing Liens

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Amended and Restated Credit Agreement
To each of the Banks signatory hereto
Ladies and Gentlemen:
     The undersigned, Federal Signal Corporation, a Delaware corporation (the “Borrower”), refers to the Credit Agreement dated as of June 6, 2003, as amended and currently in effect (the “Existing Agreement”) among the Borrower, the guarantors party thereto, the Banks party thereto, and the Agent (as hereinafter defined), pursuant to which you agreed to make available a revolving credit for loans and letters of credit (the “Revolving Credit”) as described therein. Each of you is hereinafter referred to individually as a “Bank,” all of you are hereinafter referred to collectively as the “Banks,” and Harris N.A. in its capacity as agent for the Banks hereunder is hereinafter referred to as the “Agent.” The Borrower requests you to amend the Existing Agreement to, among other things, extend the Termination Date, to make certain further amendments to the Existing Agreement and, for the sake of convenience and clarity, to restate the Existing Agreement as so amended in its entirety. Accordingly, upon your acceptance hereof in the space provided for that purpose below and upon satisfaction of the conditions precedent to effectiveness hereinafter set forth, the Existing Agreement and all of the Exhibits thereto shall be amended and as so amended shall be restated in their entirety to read as follows:
Section 1. The Revolving Credit.
     Section 1.1. The Loan Commitment. Subject to the terms and conditions hereof, each Bank, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively “Revolving Loans”) to the Borrower from time to time on a revolving basis in U.S. Dollars up to the amount of its revolving credit commitment set forth on the applicable signature page hereof or pursuant to Section 1.9 or 13.12 hereof (its “Commitment” and, cumulatively for all the Banks, the “Commitments”), subject to any reductions thereof pursuant to the terms hereof, before the Termination Date. The sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably from the Banks in proportion to their respective Percentages. As provided in Section 1.4(a) hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Termination Date, subject to all the terms and conditions hereof.
     Section 1.2. Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Bank shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 365 or 366 days, as applicable, and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Eurodollar Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).
     “Base Rate” means for any day the greater of:
     (i) the rate of interest announced by the Agent from time to time as its prime commercial rate, or equivalent, as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate; or
     (ii) the sum of (x) the rate determined by the Agent to be the prevailing rate per annum (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point) at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) for the purchase at face value of overnight Federal funds in an amount comparable to the principal amount owed to the Agent for which such rate is being determined, plus (y) 1/2 of 1% (0.50%).
     (b) Eurodollar Loans. Each Eurodollar Loan made or maintained by a Bank shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued, or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.
     “Adjusted LIBOR” means a rate per annum determined by the Agent pursuant to the following formula:

Adjusted LIBOR =	LIBOR

100%-Reserve Percentage
     “Reserve Percentage” means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D.

     “LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rate of interest per annum (rounded upwards, if necessary, to nearest 1/100 of 1%) at which deposits in U.S. dollars in immediately available funds are offered to the Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by major banks in the interbank eurodollar market for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of such LIBOR Portion which is scheduled to be made by the Agent as part of such Borrowing. Each determination of LIBOR made by the Agent shall be conclusive and binding absent manifest error.
     “LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.
     “Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).
     “Eurodollar Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “Eurodollar liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Bank to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurodollar liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.
     (c) Rate Determinations. The Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and a reasonable determination thereof by the Agent shall be conclusive and binding except in the case of manifest error or willful misconduct.
     Section 1.3. Minimum Borrowing Amount . Each Borrowing of Base Rate Loans shall be in an amount not less than $5,000,000 and in integral multiples of $1,000,000. Each Borrowing of Eurodollar Loans shall be in an amount not less than $10,000,000 and in integral multiples of $1,000,000.

     Section 1.4. Manner of Borrowing and Designating Interest Rates. (a) Notice to the Agent. The Borrower shall give notice to the Agent by no later than 11:00 a.m. (Chicago time) (i) at least three (3) Business Days before the date on which the Borrower requests the Banks to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Banks to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 1.3’s minimum amount requirement for each outstanding Borrowing, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower or convert all or part of such Borrowing into Base Rate Loans and (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation, or conversion of a Borrowing to the Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing). Notices of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Eurodollar Loans into Base Rate Loans or of Base Rate Loans into Eurodollar Loans must be given by no later than 11:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation, or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued, or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. The Borrower agrees that the Agent may rely on any such telephonic or telecopy notice given by any person it in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Agent has acted in reliance thereon.
     (b) Notice to the Banks. The Agent shall give prompt telephonic or telecopy notice to each Bank of any notice from the Borrower received pursuant to Section 1.4(a) above. The Agent shall give notice to the Borrower and each Bank by like means of the interest rate applicable to each Borrowing of Eurodollar Loans.
     (c) Borrower’s Failure to Notify. Any outstanding Borrowing of Base Rate Loans shall, subject to Section 7.2 hereof, automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower has notified the Agent within the period required by Section 1.4(a) that the Borrower intends to convert such Borrowing into a Borrowing of Eurodollar Loans or notifies the Agent within the period required by Section 2.3(a) that it intends to prepay such Borrowing. If the Borrower fails to give notice pursuant to Section 1.4(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.4(a) and has not notified the Agent within the period required by Section 2.3(a) that it intends to prepay such Borrowing, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans, subject to Section 7.2 hereof. In the event the Borrower fails to give notice pursuant to Section 1.4(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Agent by 12:00 noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.
     (d) Disbursement of Loans. Not later than 12:00 Noon (Chicago time) on the date of any requested advance of a new Borrowing of Eurodollar Loans, and not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing of Base Rate Loans, subject to Section 7 hereof, each Bank shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Agent in Chicago, Illinois. The Agent shall make available to the Borrower Loans at the Agent’s principal office in Chicago, Illinois.
     (e) Agent Reliance on Bank Funding. Unless the Agent shall have been notified by a Bank before the date on which such Bank is scheduled to make payment to the Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Bank does not intend to make such payment, the Agent may assume that such Bank has made such payment when due and the Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Bank and, if any Bank has not in fact made such payment to the Agent, such Bank shall, on demand, pay to the Agent the amount made available to the Borrower attributable to such Bank together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Bank pays such amount to the Agent at a rate per annum equal to the Federal Funds Rate. If such amount is not received from such Bank by the Agent immediately upon demand, the Borrower will, on demand, repay to the Agent the proceeds of the Loan attributable to such Bank with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 2.4 hereof, so that the Borrower will have no liability under such Section with respect to such payment.
     Section 1.5. Default Rate. Notwithstanding anything to the contrary contained in Section 1.2 hereof, while any Event of Default exists or (unless and until rescinded by the Required Banks) after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans, Reimbursement Obligations and letter of credit fees (computed on the basis of a year of 360 days and actual days elapsed or, if based on the Base Rate or with respect to Reimbursement Obligations, on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed), at a rate per annum equal to:

     (a) for any Base Rate Loan or any Swing Loan bearing interest based on the Base Rate, the sum of two percent (2%) plus the Applicable Margin plus the Base Rate from time to time in effect;
     (b) for any Eurodollar Loan or any Swing Loan bearing interest at the Agent’s Quoted Rate, the sum of two percent (2%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2%) plus the Applicable Margin plus the Base Rate from time to time in effect;
     (c) for any Reimbursement Obligation, the sum of 2.0% plus the Base Rate from time to time in effect; and
     (d) for any Letter of Credit, the sum of 2.0% plus the letter of credit fee due under Section 3.4 with respect to such Letter of Credit;
provided, however, that in the absence of acceleration or any other Event of Default pursuant to Section 9.1(a) hereof, any adjustments pursuant to this Section 1.5 shall be made at the election of the Required Banks with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Agent at the request or with the consent of the Required Banks.
     Section 1.6. Notes for Loans. (a) The Revolving Loans made to the Borrower by a Bank shall be evidenced by a single promissory note of the Borrower issued to such Bank in the form of Exhibit A-1 hereto. Each such promissory note is hereinafter referred to as a “Revolving Note” and collectively such promissory notes are referred to as the “Revolving Notes.”
     (b) The Swing Loans made to the Borrower by the Agent shall be evidenced by a single promissory note of the Borrower issued to the Agent in the form of Exhibit A-2 hereto. Such promissory note is hereinafter referred to as the “Swing Note.”
     (c) Each Bank shall record on its books and records or on a schedule to its appropriate Note the amount of each Loan advanced, continued, or converted by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan, and, for any Eurodollar Loan or Swing Loan, the Interest Period and the interest rate applicable thereto. The record thereof, whether shown on such books and records of a Bank or on a schedule to any Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it hereunder together with accrued interest thereon. At the request of any Bank and upon such Bank tendering to the Borrower the Note to be replaced, the Borrower shall furnish a new Note to such Bank to replace any outstanding Note, and at such time the first notation appearing on a schedule on the reverse side of, or attached to, such Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

     Section 1.7. Swing Loans. (a) Generally. Subject to the terms and conditions hereof, as part of the revolving credit facility, the Agent agrees to make loans to the Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. The Swing Loans may be availed of the Borrower from time to time and borrowings thereunder may be repaid and used again during the period ending on the Termination Date; provided that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto. Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000.
     (b) Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) or (ii) the Agent’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable prior to such maturity on the last day of each Interest Period applicable thereto.
     (c) Requests for Swing Loans. The Borrower shall give the Agent prior notice (which may be written or oral) no later than 12:00 Noon (Chicago time) on the date upon which the Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and the Interest Period requested therefor. Within 30 minutes after receiving such notice, the Agent shall in its discretion quote an interest rate to the Borrower at which the Agent would be willing to make such Swing Loan available to the Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Agent’s Quoted Rate”). The Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If the Borrower does not so immediately accept the Agent’s Quoted Rate for the full amount requested by the Borrower for such Swing Loan, the Agent’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the sum of the Applicable Margin plus the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrower on the date so requested at the offices of the Agent in Chicago, Illinois. Anything contained in the foregoing to the contrary notwithstanding (i) the obligation of the Agent to make Swing Loans shall be subject to all of the terms and conditions of this Agreement and (ii) the Agent shall not be obligated to make more than one Swing Loan during any one day.
     (d) Refunding Loans. In its sole and absolute discretion, the Agent may at any time, on behalf of the Borrower (which hereby irrevocably authorizes the Agent to act on its behalf for such purpose) and with notice to the Borrower, request each Bank to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Bank’s Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 9.1(f) or 9.1(g) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Bank shall make the proceeds of its requested Revolving Loan available to the Agent, in immediately available funds, at the Agent’s principal office in Chicago, Illinois, before 12:00 Noon (Chicago time) on the Business Day following the day such notice is given. The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.

     (e) Participations. If any Bank refuses or otherwise fails to make a Revolving Loan when requested by the Agent pursuant to Section 1.7(d) above (because an Event of Default described in Section 9.1(f) or 9.1(g) exists with respect to the Borrower or otherwise), such Bank will, by the time and in the manner such Revolving Loan was to have been funded to the Agent, purchase from the Agent an undivided participating interest in the outstanding Swing Loans in an amount equal to its Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans. Each Bank that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Bank funded to the Agent its participation in such Loan. The several obligations of the Banks under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Bank may have or have had against the Borrower, any other Bank or any other Person whatever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitment of any Bank, and each payment made by a Bank under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.
     Section 1.8. Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the credit facility offered hereunder, the L/C Issuer shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the account of Borrower or for the account of the Borrower and one or more of its Subsidiaries as joint and several co-applicants in an aggregate undrawn face amount up to the L/C Sublimit. Each Letter of Credit shall be issued by the L/C Issuer, but each Bank shall be obligated to reimburse the L/C Issuer for such Bank’s Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Commitment of each Bank pro rata in an amount equal to its Percentage of the L/C Obligations then outstanding. Upon the Effective Date, each Existing Letter of Credit shall, without any further action by any party, be deemed to have been issued as a Letter of Credit hereunder for all purposes hereof.
     (b) Applications. At any time before the Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form satisfactory to the L/C Issuer, with expiration dates no later than 12 months after the Termination Date (or which are cancelable not later than 12 months after the Termination Date and each renewal), in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Borrower and, if such Letter of Credit is also for the account of one of its Subsidiaries, such Subsidiary, for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). No later than the date which is ten days prior to the Termination Date, Borrower will cash collateralize any Letter of Credit with an expiration date later than the Termination Date in an amount equal to the undrawn face amount of such Letter of Credit, such cash collateral to be held by Agent as provided in Section 9.6(b) hereof. Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 3.4 hereof, (ii) before the occurrence of an Event of Default, the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, unless (x) all of the Banks (in the case of clauses (i) and (ii) below) or (y) the Required Banks (in the case of clause (iii) below) instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the expiration date of such Letter of Credit if so extended would be after the Termination Date, (ii) the Commitments have been terminated, or (iii) a Default or an Event of Default exists and the Agent, at the request or with the consent of the Required Banks, has given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 7 hereof and the other terms of this Section 1.8.
     (c) The Reimbursement Obligations. Subject to Section 1.8(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 12:00 Noon (Chicago time) on the date when each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:30 a.m. (Chicago time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:30 a.m. (Chicago time) on the date when such drawing is to be paid, by the end of such day, in immediately available funds at the Agent’s principal office in Chicago, Illinois or such other office as the Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If the Borrower does not make any such reimbursement payment on the date due and the Participating Banks fund their participations therein in the manner set forth in Section 1.8(d) below, then all payments thereafter received by the Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.8(d) below.
     (d) The Participating Interests. Each Bank (other than the Bank acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Bank (a “Participating Bank”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 1.8(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Bank shall, not later than the Business Day it receives a certificate in the form of Exhibit E hereto from the L/C Issuer (with a copy to the Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Agent for the account of the L/C Issuer an amount equal to such Participating Bank’s Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Bank at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date 2 Business Days after payment by such Participating Bank is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Participating Bank to the date such payment is made by such Participating Bank, the Base Rate in effect for each such day. Each such Participating Bank shall thereafter be entitled to receive its Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Percentage thereof as a Bank hereunder. The several obligations of the Participating Banks to the L/C Issuer under this Section 1.8 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Bank may have or have had against the Borrower, the L/C Issuer, the Agent, any Bank or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Bank, and each payment by a Participating Bank under this Section 1.8 shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Indemnification. The Participating Banks shall, to the extent of their respective Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Banks under this Section 1.8(e) and all other parts of this Section 1.8 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.
     (f) Manner of Requesting a Letter of Credit. The Borrower shall provide at least five (5) Business Days’ advance written notice to the Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Agent shall promptly notify the L/C Issuer of the Agent’s receipt of each such notice and the L/C Issuer shall promptly notify the Agent and the Banks of the issuance of the Letter of Credit so requested.
     Section 1.9. Increase of Commitments. (a) At any time prior to the Termination Date, the Borrower may request (in consultation with the Agent) that the Commitments be increased, provided, that (a) the Commitments shall at no time exceed $125,000,000; (b) the Borrower shall not previously have reduced the Commitments; and (c) the Borrower shall not be entitled to make such request more than 2 times during the term of this Agreement. Such request shall be made in a written notice given to the Agent and the Banks by the Borrower not less than twenty (20) Business Days prior to the proposed effective date of such increase, which notice (a “Commitment Increase Notice”) shall specify the amount of the proposed increase in the Commitments and the proposed effective date of such increase. The proposed increase in the Commitments shall be in an amount (i) not more than $25,000,000 with respect to the aggregate amount of all such increases and (ii) not less than $10,000,000 with respect to any one such increase. No Bank shall have any obligation to increase its Commitment pursuant to a Commitment Increase Notice. On or prior to the date that is ten (10) Business Days after receipt of the Commitment Increase Notice, each Bank shall submit to the Agent a notice indicating the maximum amount by which it is willing to increase its Commitment in connection with such Commitment Increase Notice (any such notice to the Agent being herein a “Bank Increase Notice”). Any Bank which does not submit a Bank Increase Notice to the Agent prior to the expiration of such ten (10) Business Day period shall be deemed to have denied any increase in its Commitment. In the event that the increases of Commitments set forth in the Bank Increase Notices exceed the amount requested by the Borrower in the Commitment Increase Notice, the Borrower shall have the right, in consultation with the Agent, to allocate the amount of increases necessary to meet the Borrower’s Commitment Increase Notice. In the event that the Bank Increase Notices are less than the amount requested by the Borrower, not later than three (3) Business Days prior to the proposed effective date the Borrower may notify the Agent of any financial institution that shall have agreed to become a “Bank” party hereto (a “Proposed New Bank”) in connection with the Commitment Increase Notice. Any Proposed New Bank shall be subject to the consent of the Agent, which consent shall not be unreasonably withheld. If the Borrower shall not have arranged any Proposed New Bank(s) to commit to the shortfall from the Bank Increase Notices, then the Borrower shall be deemed to have reduced the amount of its Commitment Increase Notice to the aggregate amount set forth in the Bank Increase Notices. Based upon the Bank Increase Notices, any allocations made in connection therewith and any notice regarding any Proposed New Bank, if applicable, the Agent shall notify the Borrower and the Banks on or before the Business Day immediately prior to the proposed effective date of the amount of each Bank’s and Proposed New Banks’ Commitment (the “Effective Commitment Amount”) and the amount of the Commitments, which amount shall be effective on the following Business Day. Any increase in the Commitments shall be subject to the following conditions precedent: (i) the Borrower shall have obtained the consent thereto of any guarantor of the Obligations and its reaffirmation of the Credit Document(s), if any, executed by it, which consent and reaffirmation shall be in writing and in form and substance reasonably satisfactory to the Agent, (ii) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Commitments, all representations and warranties shall be true and correct in all material respects as though made on such date and no event shall have occurred and then be continuing which constitutes a Default or an Event of Default, (iii) the Borrower, the Agent and each Proposed New Bank or Bank that shall have agreed to provide a Commitment in support of such increase in the Commitments shall have executed and delivered a Commitment and Acceptance (“Commitment and Acceptance”) substantially in the form of Exhibit F hereto, and (iv) the Borrower and the Proposed New Bank shall otherwise have executed and delivered such other instruments and documents as may be required hereunder or that the Agent shall have requested in connection with such increase. In the event any provision of a Commitment and Acceptance shall be inconsistent with any provision of this Agreement, then this Agreement shall govern. Upon satisfaction of the conditions precedent to any increase in the Commitments, the Agent shall promptly advise the Borrower and each Bank of the effective date of such increase. Upon the effective date of any increase in the Commitments that is provided by a Proposed New Bank, such Proposed New Bank shall be a party to this Agreement as a Bank and shall have the rights and obligations of a Bank hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Bank to increase its Commitment hereunder at any time.
     (b) For purposes of this Section 1.9(b), (i) the term “Buying Bank(s)” shall mean (A) each Bank the Effective Commitment Amount of which is greater than its Commitment prior to the effective date of any increase in the Commitment, and (B) each Proposed New Bank that is allocated an Effective Commitment Amount in connection with any Commitment Increase Notice, and (ii) the term “Selling Bank(s)” shall mean each Bank whose Commitment is not being increased from that in effect prior to such increase in the Commitment. Effective on the effective date of any increase in the Commitments pursuant to Section 1.9(a) above, each Selling Bank hereby sells, grants, assigns and conveys to each Buying Bank, without recourse, warranty, or representation of any kind, except as specifically provided herein, an undivided percentage in such Selling Bank’s right, title and interest in and to its outstanding Loans and L/C Obligations in the respective amount and percentages necessary so that, from and after such sale, each such Selling Bank’s outstanding Loans and L/C Obligations shall equal such Selling Bank’s Percentage (calculated based upon the Effective Commitment Amounts) of the outstanding Loans and L/C Obligations. Effective on the effective date of the increase in the Commitment pursuant to Section 1.9(a) above, each Buying Bank hereby purchases and accepts such grant, assignment and conveyance from the Selling Bank(s). Each Buying Bank hereby agrees that its respective purchase price for the portion of the outstanding Loans and L/C Obligations purchased hereby shall equal the respective amount necessary so that, from and after such payments, each Buying Bank’s outstanding Loans and L/C Obligations shall equal such Buying Bank’s Percentage (calculated based upon the Effective Commitment Amounts) of the aggregate outstanding Loans and L/C Obligations. Such amount shall be payable on the effective date of the increase in the Commitments by wire transfer of immediately available funds to the Agent. The Agent, in turn, shall wire transfer any such funds received to the Selling Banks, in same day funds, for the sole account of the Selling Banks. Each Selling Bank hereby represents and warrants to each Buying Bank that such Selling Bank owns the Loans being sold and assigned hereby for its own account and has not sold, transferred or encumbered any or all of its interest in such Loans and L/C Obligations, except for participations which will be extinguished upon payment to Selling Bank of an amount equal to the portion of the outstanding Loans being sold by such Selling Bank. Each Buying Bank hereby acknowledges and agrees that, except for each Selling Bank’s representations and warranties contained in the foregoing sentence, each such Buying Bank has entered into its Commitment and Acceptance with respect to such increase on the basis of its own independent investigation and has not relied upon, and will not rely upon, any explicit or implicit written or oral representation, warranty or other statement of the Banks or the Agent concerning the authorization, execution, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Credit Documents. The Borrower hereby agrees to compensate each Selling Bank for all losses, expenses and liabilities incurred by each Bank in connection with the sale and assignment of any Eurodollar Loan hereunder on the terms and in the manner as set forth in Section 2.4 hereof.

Section 2. General Provisions Applicable To Loans; Reduction of Commitments.
     Section 2.1. Interest Periods. As provided in Section 1.4(a) and Section 1.7 hereof, at the time of each request to advance, continue, or create by conversion a Borrowing of Eurodollar Loans or Swing Loans, the Borrower shall select an Interest Period applicable to such Loans from among the available options. The term “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued, or created by conversion and ending: (a) in the case of Base Rate Loans, on the last day of the calendar month in which such Borrowing is advanced, continued, or created by conversion (or on the last day of the following month if such Loan is advanced, continued or created by conversion on the last day of a calendar month), (b) in the case of Eurodollar Loans, 1, 2, 3, or 6 months thereafter, provided that the initial Borrowing of Eurodollar Loans hereunder may be for an Interest Period of less than one month if agreed upon by all the Banks, and (c) in the case of a Swing Loan, on the date 1 to 7 days thereafter as mutually agreed to by the Borrower and the Agent; provided, however, that:
     (a) any Interest Period for a Borrowing of Base Rate Loans that otherwise would end after the Termination Date shall end on the Termination Date;
     (b) for any Borrowing of Eurodollar Loans or Swing Loans, the Borrower may not select an Interest Period that extends beyond the Termination Date;
     (c) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and
     (d) for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.
     Section 2.2. Maturity of Loans. Each Loan shall mature and become due and payable by the Borrower on the Termination Date.
     Section 2.3. Prepayments. (a) Optional. The Borrower may prepay without premium or penalty and in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $500,000, (ii) if such Borrowing is of Eurodollar Loans in an amount not less than $1,000,000, and (iii) in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.3 and Section 1.7 hereof remains outstanding) any Borrowing of Eurodollar Loans upon three Business Days’ prior notice to the Agent or, in the case of a

Borrowing of Base Rate Loans, notice delivered to the Agent no later than 11:00 a.m. (Chicago time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment and, in the case of Eurodollar Loans and Swing Loans, any compensation required by Section 2.4 hereof. The Agent will promptly advise each Bank of any such prepayment notice it receives from the Borrower. Any amount paid or prepaid before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.
     (b) Mandatory. (i) If, within 30 days after receiving notice under Section 8.6(c) of a Change of Control Event, the Required Banks notify the Borrower that they require prepayment of the Notes, on the date set forth in such notice (which date shall be no earlier than (x) thirty (30) days (or in the event of a Change of Control Event described in clause (i) of the definition of such term, ninety (90) days) after such notice is given or (y) the day on which the Borrower, in connection with or as a result of such Change of Control Event, repays any other Indebtedness aggregating $10,000,000 or more before its original scheduled due date, whichever day is earlier), the Borrower shall pay in full all Obligations then outstanding and cash collateralize all L/C Obligations and the Commitments shall terminate in full.
     (ii) The Borrower shall, on any date the Commitments are reduced pursuant to Section 2.5 hereof, prepay the Loans by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Loans and L/C Obligations then outstanding to the amount to which the Commitments have been so reduced.
     Section 2.4. Funding Indemnity for Eurodollar Loans. If any Bank shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any Eurodollar Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Bank, but in any event excluding any loss of profit) as a result of:
     (a) any payment, prepayment or conversion of a Eurodollar Loan or Swing Loan on a date other than the last day of its Interest Period,
     (b) any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan or Swing Loan, or to convert a Base Rate Loan into a Eurodollar Loan or Swing Loan, on the date specified in a notice given pursuant to Section 1.4(a) or Section 1.7 or established pursuant to Section 1.4(c) hereof,
     (c) any failure by the Borrower to make any payment of principal on any Eurodollar Loan or Swing Loan when due (whether by acceleration or otherwise), or
     (d) any acceleration of the maturity of a Eurodollar Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Bank, the Borrower shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense. If any Bank makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Agent, a certificate executed by an officer of such Bank setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate if reasonably calculated shall be conclusive absent demonstrable error.
     Section 2.5. Commitment Terminations. (a) Voluntary. The Borrower shall have the right at any time and from time to time, upon five (5) Business Days’ prior written notice to the Agent, to terminate the Commitments without premium or penalty, in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000, and (ii) allocated ratably among the Banks in proportion to their respective Percentages, provided that the Commitments may not be reduced to an amount less than the sum of all Loans and L/C Obligations then outstanding. Any termination of the Commitments below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount. The Agent shall give prompt notice to each Bank of any such termination of Commitments. Any termination of Commitments pursuant to this Section 2.5(a) may not be reinstated.
     (b) Mandatory. Prior to the effective date of any Qualified Securitization Transaction, the Borrower shall notify the Agent of the maximum amount of Securitization Transaction Attributed Indebtedness which may be incurred pursuant to the legal documentation governing such Qualified Securitization Transaction, and the Agent shall promptly notify the Banks of such amount. On the effective date of any Qualified Securitization Transaction, the Commitments shall automatically, without the giving of any notice or the taking of any other action by the Borrower or any other Person, ratably terminate by an amount equal to the maximum amount of Securitization Transaction Attributed Indebtedness which may be incurred pursuant to the legal documentation governing such Qualified Securitization Transaction. Any termination of Commitments pursuant to this Section 2.5(b) may be reinstated with the approval of all Banks.
Section 3. Fees.
     Section 3.1. Commitment Fee. For the period from the Effective Date to and including the Termination Date, the Borrower shall pay to the Agent for the ratable account of the Banks in accordance with their Percentages a commitment fee at the rate per annum equal to the Applicable Margin on the average daily Unused Commitments. Such commitment fee is payable in arrears on March 31, 2006, on the last day of each calendar quarter thereafter and on the Termination Date, unless the Commitments are terminated in whole on an earlier date, in which event the fee for the period to but not including the date of such termination shall be paid in whole on the date of such termination.
     Section 3.2. Agent Fees. The Borrower shall pay to the Agent the fees agreed to between the Agent and the Borrower.
     Section 3.3. Fee Calculations. All fees payable under this Section 3 shall be computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed, other than letter of credit fees under Section 3.4, which shall be computed on the basis of a year of 360 days for the actual number of days elapsed.
     Section 3.4. Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 1.8 hereof, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 0.125% of the face amount of (or of the increase in the face amount of) each such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, the Borrower shall pay to the Agent, for the ratable benefit of the Banks in accordance with their Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit as established by the L/C Issuer from time to time.
Section 4. Place and Application of Payments.
     Section 4.1. Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations and of all other amounts payable by the Borrower under this Agreement, shall be made by the Borrower to the Agent by no later than 1:00 p.m. (Chicago time) on the due date thereof at the principal office of the Agent in Chicago, Illinois (or such other location in the State of Illinois as the Agent may designate to the Borrower). Any payments received after such time shall be deemed to have been received by the Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Banks have purchased Participating Interests or facility fees or letter of credit fees ratably to the Banks in each case to be applied in accordance with the terms of this Agreement.
Section 5. Definitions; Interpretation.
     Section 5.1. Definitions. The following terms when used herein have the following meanings:
     “Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with their correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event for purposes of this definition: (i) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and (ii) each director and executive officer of the Borrower or any Subsidiary shall be deemed an Affiliate of the Borrower and such Subsidiary.
     “Agent” means Harris N.A. in its capacity as administrative agent hereunder, and any successor pursuant to Section 11.7 hereof.
     “Agent’s Quoted Rate” is defined in Section 1.7(c) hereof.
     “Agreement” means this Amended and Restated Credit Agreement, as the same may be amended, modified or restated from time to time in accordance wit the terms hereof.
     “Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees and letter of credit fees payable under Section 3 hereof, until the first Pricing Date, the rates per annum shown opposite Level II below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

		Applicable
		Margin For Base	Applicable Margin
		Rate Loans Under	for Eurodollar Loans	Applicable
		Revolving Credit	Under Revolving	Margin for
	Total Indebtedness/Capital	and Reimbursement	Credit and Letter of	Commitment Fee
Level	Ratio for Such Pricing Date	Obligations Shall Be:	Credit Fee Shall Be:	Shall Be:

IV	Greater than or equal to 0.55 to 1.0	1.00%	2.25%	0.35%

III	Less than 0.55 to 1.0, but greater than or equal to 0.45 to 1.0	0.75%	2.00%	0.30%

II	Less than 0.45 to 1.0, but greater than or equal to 0.35 to 1.0	0.50%	1.75%	0.25%

I	Less than 0.35 to 1.0	0.25%	1.50%	0.20%
; provided, however, that if on any Pricing Date the rating on the senior debt of the Borrower is equal to or better than (i) NAIC 2 (or its equivalent) by the National Association of Insurance Commissioners, (ii) BBB- (or its equivalent) by S&P, or (iii) Baa3 (or its equivalent) by Moody’s, then the Applicable Margin for Base Rate Loans Under Revolving Credit and Reimbursement Obligations and Eurodollar Loans under Revolving Credit and Letter of Credit Fee shall be the Applicable Margin for Base Rate Loans Under Revolving Credit and Reimbursement Obligations and Eurodollar Loans under Revolving Credit and Letter of Credit Fee set forth in the corresponding level, minus 0.25%.
For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after March 31, 2006, the date on which the Agent is in receipt of the Borrower’s most recent financial statements and Compliance Certificate for the fiscal quarter then ended, pursuant to Section 8.6 hereof. The Applicable Margin shall be established based on the Total Indebtedness/Capital Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its financial statements and Compliance Certificate by the date such financial statements and Compliance Certificate are required to be delivered under Section 8.6 hereof, until such financial statements and Compliance Certificate are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level IV shall apply). If the Borrower subsequently delivers such financial statements and Compliance Certificate before the next Pricing Date, the Applicable Margin established by such late delivered financial statements and Compliance Certificate shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements and Compliance Certificate shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements and Compliance Certificate until the next Pricing Date.
     “Application” is defined in Section 1.8(b) hereof.
     “Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.1(f) hereof, or on any updated such list provided by the Borrower to the Agent, or any further or different officer of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Agent.
     “BA Lease Financing” means the non-recourse loan facility between E-One and BA Leasing relating to E-One’s municipal lease portfolio.
     “BA Lease Financing Loan Agreement” means the Loan and Security Agreement entered into between E-One and BA Leasing evidencing the agreement of the parties with respect to the BA Lease Financing.
     “BA Leasing” means Banc of America Leasing & Capital, LLC, and its successors and assigns.
     “Bank” is defined in the first paragraph of this Agreement.
     “Bank Increase Notice” is defined in Section 1.9(a) hereof.
     “Base Rate” is defined in Section 1.2(a) hereof.
     “Base Rate Loan” means a Loan bearing interest prior to maturity at a rate specified in Section 1.2(a) hereof.
     “Borrower” means Federal Signal Corporation, a Delaware corporation.
     “Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Banks on a single date and for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Banks according to their Percentages. A Borrowing is “advanced” on the day Banks advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loan to the other, all as requested by the Borrower pursuant to Section 1.4(a) or deemed requested pursuant to Section 1.4(c).
     “Business Day” means any day other than a Saturday or Sunday on which Banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the borrowing or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank market in London, England.
     “Buying Bank(s)” is defined in Section 1.9(b) hereof.
     “Capital Lease” means at any date any lease of Property which, in accordance with GAAP, would be required to be capitalized on the balance sheet of the lessee.
     “Capitalized Lease Obligations” means, for any Person, the amount of such Person’s liabilities under Capital Leases determined at any date in accordance with GAAP.
     “Change of Control Event” means at any time:
     (i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 25% or more in voting power of the outstanding Voting Stock of the Borrower;
     (ii) during any period of twenty-four consecutive months beginning after the date of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Borrower (the “Board”) and any new director (other than a director designated by a person who has entered into an agreement with the Borrower to effect a transaction described in clause (i), (iii) or (iv) of this Change of Control Event definition) whose election or nomination for election was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board;
     (iii) the stockholders of the Borrower approve a merger or consolidation of the Borrower with any other corporation (other than a merger or consolidation which would result in the Voting Stock of the Borrower outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the entity surviving such merger or consolidation), at least 51% of the Voting Stock of the Borrower or such surviving entity outstanding immediately after such merger or consolidation); or

     (iv) the stockholders of the Borrower approve a plan of complete liquidation or dissolution of the Borrower or an agreement for the sale or disposition by the Borrower of all or substantially all of the Borrower’s assets; or
     (v) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness aggregating in excess of $10,000,000 shall occur, the effect of which is to cause the acceleration of any issue of such Indebtedness or to enable any holder of such Indebtedness to cause the Borrower or any Subsidiary to repurchase, redeem or retire any such Indebtedness held by it.
For purposes of the definition of Change of Control Event, “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act as supplemented by Section 13(d)(3) of the Exchange Act; provided, however, that Person shall not include the Borrower or any Wholly-Owned Subsidiary.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commitment and Acceptance” is defined in Section 1.9(a) hereof.
     “Commitment Increase Notice” is defined in Section 1.9(a) hereof.
     “Commitments” is defined in Section 1.1 hereof.
     “Compliance Certificate” means a certificate in the form of Exhibit B hereto.
     “Consolidated Net Income” means, for any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP.
     “Consolidated Net Worth” means, for any period, the sum of all equity and retained earnings of Borrower and its Subsidiaries, determined in accordance with GAAP on a consolidated basis, but without deducting therefrom (a) any non-cash charges or including therein any non-cash gains resulting from the impact of SFAS No. 87 (Employers’ Accounting for Pensions), or (b) non-cash charges in an aggregate amount not to exceed $100,000,000 relating to the sale, revaluation, closure or disposition of assets, in each case notwithstanding the GAAP treatment of any such charges or gains.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.
     “Controlled Group” means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control that, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     “Credit Documents” means this Agreement, the Notes, the Applications and each Subsidiary Guaranty Agreement delivered to the Agent pursuant to Section 8.1 hereof.
     “Credit Event” means the advancing of any Loan, or the continuation of or conversion into a Eurodollar Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.
     “Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
     “Departing Banks” means SunTrust Bank, Banca di Roma, The Bank of New York and JPMorgan Chase Bank, N.A.
     “Domestic Subsidiary” means each Subsidiary of the Borrower which is organized under the laws of the United States of America or any State thereof and which has a net worth of greater than $100,000.
     “E-One” means E-One, Inc., a Delaware corporation, and its successors and assigns.
     “EBIT” means, for any period, Consolidated Net Income for such period plus all amounts deducted in arriving at such Consolidated Net Income amount for such period for (w) Interest Expense, (x) federal, state and local income tax expense, (y) cash charges relating to the restructuring, closure, sale or consolidation of existing operational facilities in an aggregate amount not to exceed $25,000,000, and (z) non-cash charges in an aggregate amount not to exceed $100,000,000 relating to the sale, revaluation, closure or disposition of assets.
     “Effective Commitment Amount” is defined in Section 1.9(a) hereof.
     “Effective Date” means the date on which the Agent has received signed counterpart signature pages of this Agreement from each of the signatories (or, in the case of a Bank, confirmation that such Bank has executed such a counterpart and dispatched it for delivery to the Agent) and the documents required by Section 7.1 hereof.
     “Environmental and Health Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, judgments, permits and other governmental rules or restrictions relating to human health, safety (including without limitation occupational safety and health standards), or the environment or to emissions, discharges or releases of pollutants, contaminants, hazardous or toxic substances, wastes or any other controlled or regulated substance into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances, wastes or any other controlled or regulated substance or the clean-up or other remediation thereof.
     “ERISA” is defined in Section 6.8 hereof.

     “Eurodollar Loan” means a Loan bearing interest prior to maturity at the rate specified in Section 1.2(b) hereof.
     “Eurodollar Reserve Percentage” is defined in Section 1.2(b) hereof.
     “Event of Default” means any of the events or circumstances specified in Section 9.1 hereof.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Existing Letter of Credit” means each Letter of Credit listed on Schedule 1.8 hereto and outstanding on the Effective Date.
     “Federal Funds Rate” means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate in Section 1.2(a) hereof.
     “Financial Letter of Credit” shall mean any standby letter of credit which represents an irrevocable obligation to the beneficiary on the part of the issuer of such letter of credit (i) to repay money borrowed by or advanced to or for the account of the account party or (ii) to make any payment on account of any indebtedness undertaken by the account party, in the event the account party fails to fulfill its obligation to the beneficiary and any other standby letter of credit which is not a Performance Letter of Credit.
     “Financial Services Assets” means, for any period, to the extent included in the amount set forth as “Financial Services Activities – Lease financing and other receivables” in the consolidated balance sheet of the Borrower and its Subsidiaries as of its most recently completed fiscal quarter, any lease contracts and installment financing contracts held by the Borrower or any Subsidiary, but only as to such lease contracts, if and to the extent such lease contract was created by the Borrower or such Subsidiary in the normal course of business and was not acquired from another Person.
     “Financial Services Assets — Municipal Leases” means all Financial Services Assets which are leases or installment financing contracts with respect to which payments of interest, discount or imputed interest (however characterized) are exempt from U.S. federal income tax due to the municipal or other tax-exempt status of the lessee or other obligor thereon.
     “Financial Services Assets — Other than Municipal Leases” means all Financial Services Assets other than Financial Services Assets — Municipal Leases.
     “Financial Services Debt” means, for any period, to the extent included in the amount set forth as “Financial Services Activities – Borrowings” in the consolidated balance sheet of the Borrower and its Subsidiaries as of its most recently completed fiscal quarter, all liabilities supporting Financial Services Assets.
     “Financial Services Debt — Municipal Leases” means all Financial Services Debt supporting Financial Services Assets — Municipal Leases.

     “Financial Services Debt — Other than Municipal Leases” means all Financial Services Debt other than Financial Services Debt — Municipal Leases.
     “Financial Services Equity” means, for any period, Financial Services Assets less Financial Services Debt.
     “GAAP” means subject to Section 5.2 hereof accounting principles as in effect from time to time generally accepted in the United States, applied by the Borrower and its Subsidiaries on a basis consistent with the preparation of the Borrower’s consolidated financial statements furnished to the Banks as described in Section 6.4 hereof.
     “Guarantor” means each Domestic Subsidiary of the Borrower that is a signatory hereto or that executes and delivers to the Agent a Subsidiary Guaranty Agreement in the form of Exhibit C hereto along with the accompanying closing documents required by Section 7.1 hereof.
     “Guaranty” by any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation (including, without limitation, limited or full recourse obligations in connection with sales of receivables or any other Property) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any Property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, or (y) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, or (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof, but specifically excluding any obligations of the Borrower or any Subsidiary to return, refund or apply to a purchase (or guaranteeing any such obligations to return, refund or apply to a purchase) any cash deposit placed with the Borrower or any Subsidiary for the purchase of inventory of the Borrower or any Subsidiary in the event that, in the case of such obligations to return or refund such deposit, such purchase is not consummated. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any obligation shall be deemed to be equal to the maximum aggregate amount of such obligation or, if the Guaranty is limited to less than the full amount of such obligation, the maximum aggregate potential liability under the terms of the Guaranty.
     “Hazardous Material” means any substance or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls, dioxins and petroleum or its by-products or derivatives (including crude oil or any fraction thereof) and (b) any other material or substance regulated as “hazardous” or “toxic” pursuant to any Environmental and Health Law.

     “Hedging Liability” means the liability of the Borrower or any Subsidiary of the Borrower to any of the Banks, or any Affiliates of such Banks, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as the Borrower or such Subsidiary of the Borrower, as the case may be, may from time to time enter into with any one or more of the Banks party to this Agreement or their Affiliates.
     “Indebtedness” means and includes, the sum of all indebtedness of the Borrower on a consolidated basis (without duplication) with respect to (i) borrowed money; (ii) the aggregate amount of Capital Lease Obligations; (iii) all indebtedness secured by any Lien or security interest on any Property; (iv) all indebtedness representing the deferred purchase price of Property or services, excluding trade payables in the ordinary course of business; (v) Financial Letters of Credit; (vi) Securitization Transaction Attributed Indebtedness in connection with Qualified Trade Securitization Transactions and (vii) direct Guaranties and indemnities in respect of, and to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, or to assure an obligee against failure to make payment in respect of, liabilities, obligations or indebtedness of any other Person of the kinds referred to in clauses (i) through (vi) above, but specifically excluding from this definition of “Indebtedness” (x) Securitization Transaction Attributed Indebtedness in connection with Qualified Lease Securitization Transactions and (y) Trade Value Agreements.
     “Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement dated as of May 17, 2003, as amended and in effect from time to time, among certain creditors of the Borrower relating to the sharing of guaranty payments received by such creditors.
     “Interest Coverage Ratio” means, for any period of four consecutive fiscal quarters of the Borrower ending with the most recently completed such fiscal quarter, the ratio of EBIT minus Interest Income to Interest Expense minus Interest Expense on Financial Services Debt for such period.
     “Interest Expense” means, for any period, interest expense excluding any interest expense not payable in cash (such as, for example, amortization of discount and amortization of debt issuance costs) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but specifically including any interest, discount or other financing costs, however described, in connection with any Qualified Trade Securitization Transaction or the BA Lease Financing (but not any Qualified Lease Securitization Transaction other than the BA Lease Financing) which is interest expense or would be characterized as interest expense if such Qualified Trade Securitization Transaction were structured as a secured lending transaction rather than as a purchase.
     “Interest Income” means interest income on Financial Services Assets.
     “Interest Period” is defined in Section 2.1 hereof.

     “L/C Issuer” means the Agent, or any other Bank requested by the Borrower and approved by the Agent in its sole discretion, that issues any Letter of Credit pursuant to this Agreement.
     “L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.
     “L/C Sublimit” means $50,000,000, as reduced pursuant to the terms hereof.
     “Lending Office” is defined in Section 10.4 hereof.
     “Letter of Credit” is defined in Section 1.8(a) hereof.
     “LIBOR” is defined in Section 1.2(b) hereof.
     “Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes. The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this definition, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention of title shall constitute a “Lien.”
     “Loan” means any Revolving Loan or Swing Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.
     “Material Subsidiary” shall mean, at any particular time, any Subsidiary of the Borrower whose assets (including the consolidated assets of Subsidiaries of such Subsidiary) represent more than five percent (5%) of the total assets of the Borrower and its Subsidiaries, on a consolidated basis, at such time.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Notes” means and includes the Revolving Notes and the Swing Note.
     “Noteholder Agreement” means that certain Note Purchase Agreement of the Company dated as of June 1, 1999, as amended from time to time.
     “Obligations” means all fees payable hereunder, all obligations of the Borrower to pay principal or interest on Loans, all Reimbursement Obligations owing under the Applications, and all other payment obligations of the Borrower arising under or in relation to any Credit Document.

     “Percentage” means, for each Bank, the percentage of the Commitments represented by such Bank’s Commitment or, if the Commitments have been terminated, the percentage held by such Bank of the aggregate principal amount of all outstanding Obligations.
     “Performance Letter of Credit” shall mean any standby letter of credit which represents an irrevocable obligation to the beneficiary on the part of the issuer of such letter of credit to make payment on account of any default by the account party in the performance of a nonfinancial or commercial obligation.
     “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.
     “Plan” means at any time an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is either (i) maintained by a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
     “PBGC” is defined in Section 6.8 hereof.
     “Pricing Date” is defined in the definition of “Applicable Margin” in this Section 5.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired.
     “Proposed New Bank” is defined in Section 1.9(a) hereof.
     “Qualified Lease Securitization Transaction” means any Qualified Securitization Transaction pursuant to which the principal assets being sold, conveyed or otherwise transferred are equipment leases and rights related thereto.
     “Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any accounts or notes receivable or equipment leases and rights related thereto (including, in the case of equipment leases, the leased equipment), provided that (x) all of the material terms and conditions of such transaction or series of transactions, including without limitation the amount and type of any recourse to the Borrower or any Subsidiary with respect to the assets transferred, are acceptable to the Agent in its reasonable discretion and (y) the BA Lease Financing, pursuant to the BA Lease Financing Loan Agreement, but without giving effect to any changes in the terms thereof after March 24, 2005, unless acceptable to the Agent in its reasonable discretion, shall in any event be deemed by the parties hereto to be a Qualified Securitization Transaction, provided that the Securitization Transaction Attributed Indebtedness thereunder shall not exceed $100,000,000 at any time (it being understood that in the event that (1) the Securitization Transaction Attributed Indebtedness thereunder shall exceed $100,000,000 at any time, or (2) the BA Lease Financing Loan Agreement is amended in any respect after March 24, 2005, without the written acceptance of the Agent, the BA Lease Financing shall be deemed not to be a Qualified Securitization Transaction).
     “Qualified Trade Securitization Transaction” means any Qualified Securitization Transaction other than a Qualified Lease Securitization Transaction.
     “Reimbursement Obligation” is defined in Section 1.8(c) hereof.
     “Required Banks” means, as of the date of determination thereof, three or more Banks holding more than 50% of the Percentages.
     “Revolving Loan” is defined in Section 1.1 hereof.
     “Revolving Note” is defined in Section 1.6(a) hereof.
     “S&P” means Standard and Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.
     “SEC” means the Securities and Exchange Commission.
     “Securitization Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Qualified Securitization Transaction on any date of determination that would be characterized as principal if such Qualified Securitization Transaction were structured as a secured lending transaction rather than as a purchase.
     “Security” has the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.
     “Seller Bank(s)” is defined in Section 1.9(b) hereof.
     “Set-Off” is defined in Section 13.7 hereof.
     “Significant Guarantors” means the following Guarantors: E-One, Inc., Vactor Manufacturing, Inc., ClappDico Corporation, Elgin Sweeper Company, Dayton Progress Corporation, P.C.S. Company, Federal APD Incorporated, Leach Company, Inc. and Manchester Tool Company.
     “Subsidiary” means, as to the Borrower, any corporation or other entity of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the Board of Directors of such corporation or similar governing body in the case of a non-corporation (irrespective of whether or not, at the time, stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Borrower or by one or more of its Subsidiaries.
     “Subsidiary Guaranty” means the guaranty by a Guarantor of the Obligations and Hedging Liability pursuant to the terms of Section 12 hereof.
     “Subsidiary Guaranty Agreement” means a letter to the Agent in the form of Exhibit C hereto executed by a Subsidiary whereby it acknowledges it is party hereto as a Guarantor under Section 12 hereof.
     “Swing Line” means the credit facility for making one or more Swing Loans described in Section 1.7 hereof.
     “Swing Line Sublimit” means $10,000,000, as reduced pursuant to the terms hereof.
     “Swing Loan” and “Swing Loans” each is defined in Section 1.7 hereof.
     “Swing Note” is defined in Section 1.6(b) hereof.
     “Termination Date” means March 31, 2009.
     “Total Indebtedness/Capital Ratio” means, as of any time, the ratio of (i) Indebtedness less Financial Services Debt to (ii) the sum of (x) Indebtedness less Financial Services Debt plus (y) Consolidated Net Worth less Financial Services Equity.
     “Trade Value Agreement” means a guaranty or contingent agreement or obligation, however expressed, pursuant to which the Borrower or any Subsidiary of the Borrower assures a customer that such customer will receive a certain minimum credit toward the purchase of new equipment from the Borrower or any Subsidiary of the Borrower for the value of equipment previously purchased from the Borrower or any Subsidiary of the Borrower which is traded in as part of such purchase of new equipment. The amount of any Trade Value Agreement for the purposes of this Agreement is the maximum amount of credit which the beneficiary thereof could utilize at any time during the duration of such Trade Value Agreement.
     “Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable accrued benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.
     “Unused Commitments” means, at any time, the difference between the Commitments then in effect and the aggregate outstanding principal amount of Loans and L/C Obligations, provided that Swing Loans outstanding from time to time shall be deemed to reduce the Unused Commitment of the Agent for purposes of computing the commitment fee under Section 3.1 hereof.

     “U.S. Dollars” and “$” each means the lawful currency of the United States of America.
     “Voting Stock” of any Person means capital stock of any class or classes or other equity interests (however designated) having ordinary voting power for the election of directors or similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.
     “Welfare Plan” means a “welfare plan”, as defined in Section 3(1) of ERISA.
     “Wholly-Owned” when used in connection with any Subsidiary of the Borrower means a Subsidiary of which all of the issued and outstanding shares of stock or other equity interests (other than directors’ qualifying shares as required by law) shall be owned by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.
     Section 5.2. Interpretation. The foregoing definitions shall be equally applicable to both the singular and plural forms of the terms defined. All references to times of day in this Agreement shall be references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the specific provisions of this Agreement; provided, however, that if any change in GAAP would affect (or would result in a change in the method of calculation of) any of the covenants set forth in Section 8 or any definition related thereto, then the Borrower, the Agent and the Banks will negotiate in good faith to amend in accordance with the terms of this Agreement all such covenants and definitions as would be affected by such change in GAAP to the extent necessary to maintain the economic terms of such covenants as in effect under this Agreement immediately prior to giving effect to such changes in GAAP; provided further, however, that until the amendment of such covenants and definitions shall have been agreed upon by the Borrower and the Required Banks, the covenants and definitions in effect immediately prior to such amendment shall remain in effect and any determination of compliance with any such covenant shall be construed in accordance with GAAP as in effect immediately prior to such change in GAAP and consistently applied.
Section 6. Representations and Warranties.
     The Borrower hereby represents and warrants to each Bank as to itself and, where the following representations and warranties apply to Subsidiaries, as to each of its Subsidiaries, as follows:
     Section 6.1. Corporate Organization and Authority. The Borrower is duly organized and existing in good standing under the laws of the State of Delaware, has all necessary corporate power to carry on its present business, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing, qualification or good standing necessary and in which the failure to be so licensed, qualified or in good standing would materially and adversely affect the business, operations, Property or financial condition of the Borrower and its Subsidiaries taken as a whole.
     Section 6.2. Subsidiaries. Schedule 6.2 (as updated from time to time pursuant to Section 8.1 hereto identifies each Subsidiary, the jurisdiction of its incorporation, the percentage of issued and outstanding shares of each class of its capital stock owned by the Borrower and the Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and the number of shares of each class issued and outstanding. Each Subsidiary is duly incorporated and existing in good standing as a corporation under the laws of the jurisdiction of its incorporation, has all necessary corporate power to carry on its present business, and if applicable, is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing or qualification necessary and in which the failure to be so licensed or qualified would have a material adverse effect on the business, operations, Property or financial condition of the Borrower and its Subsidiaries taken as a whole. All of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and outstanding and fully paid and nonassessable except as set forth on Schedule 6.2 hereto. All such shares owned by the Borrower are owned beneficially, and of record, free of any Lien. Each Domestic Subsidiary is a Guarantor except those Subsidiaries established or acquired after the date hereof that have not yet been required to become Guarantors pursuant to Section 8.1 hereof.
     Section 6.3. Corporate Authority and Validity of Obligations. The Borrower has full corporate power and authority to enter into this Agreement and the other Credit Documents to which it is a party, to make the borrowings herein provided for, to issue its Notes in evidence thereof, and to perform all of its obligations under the Credit Documents to which it is a party. Each Guarantor has full right and authority to enter into this Agreement as a signatory hereto or pursuant to a Subsidiary Guaranty Agreement and to perform all of its obligations hereunder. Each Credit Document to which the Borrower or any Guarantor is a party has been duly authorized, executed and delivered by the Borrower or such Guarantor, as the case may be, and constitutes a valid and binding obligation of the Borrower or such Guarantor enforceable in accordance with its terms, subject to general principles of equity and bankruptcy, reorganization, insolvency and similar laws of general application to enforcement of creditors’ rights. No Credit Document, nor the performance or observance by the Borrower or any Guarantor of any of the matters or things therein provided for, contravenes any provision of law or any charter or by-law provision of the Borrower or any Guarantor or (individually or in the aggregate) any material Contractual Obligation of or affecting the Borrower or any Guarantor or any of their respective Properties or results in or requires the creation or imposition of any Lien on any of the Properties or revenues of the Borrower or any Guarantor.
     Section 6.4. Financial Statements. The audited financial statements heretofore delivered to the Banks showing historical performance of the Borrower for the Borrower’s fiscal year ending on December 31, 2004, and the unaudited interim financial statements heretofore delivered to the Banks showing historical performance of the Borrower for the 9 months ending on September 30, 2005, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent, except as otherwise noted therein, with that of the previous fiscal year. Each of such financial statements fairly presents on a consolidated basis the financial condition of the Borrower and its Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby. The Borrower and its Subsidiaries have no contingent liabilities reasonably expected to be material other than those disclosed in such financial statements referred to in this Section 6.4 or in comments or footnotes thereto, or in any report supplementary thereto, heretofore furnished to the Banks. Since December 31, 2004, there has been no material adverse change in the business, operations, Property or financial condition of the Borrower and its Subsidiaries on a consolidated basis.
     Section 6.5. No Litigation; No Labor Controversies. (a) Except as set forth on Schedule 6.5 (as amended from time to time in accordance with the provisions hereof) or in the Borrower’s Forms 10-Q and 10-K filed with the SEC or its other filings with the SEC, there is no litigation or governmental proceeding pending, threatened, against the Borrower or any Subsidiary which could be reasonably expected to be adversely determined and if adversely determined, would (individually or in the aggregate) materially adversely affect the business, operations, Property or financial condition of the Borrower and its Subsidiaries taken as a whole.
     (b) Except as set forth in the Borrower’s Forms 10-Q and 10-K filed with the SEC or its other filings with the SEC, there are no labor controversies pending or, to the best knowledge of the Borrower or any Guarantor, threatened against the Borrower or any Subsidiary which could (insofar as the Borrower may reasonably foresee) materially adversely affect the business, operations, Property or financial condition of the Borrower and its Subsidiaries taken as a whole.
     Section 6.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns, and all other tax returns, required to be filed and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided and except where the failure to file is being promptly remedied and is not reasonably expected to result in any liability material in any respect to the Borrower and its Subsidiaries taken as a whole. No notices of tax liens have been filed and no claims are being asserted concerning any such taxes, which liens or claims are material to the financial condition of the Borrower and its Subsidiaries on a consolidated basis taken as a whole. To the Borrower’s knowledge, the charges, accruals and reserves on the books of the Borrower and its Subsidiaries for any taxes or other governmental charges are adequate.
     Section 6.7. Approvals. No authorization, consent, license, exemption, filing or registration with any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Borrower or any Subsidiary or from any other Person, is necessary for the valid execution, delivery or performance by the Borrower or any Subsidiary of any Credit Document to which it is a party.
     Section 6.8. ERISA. With respect to each Plan, the Borrower and each other member of the Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and with the Code to the extent applicable to it and has not incurred any liability to the Pension Benefit Guaranty Corporation (“PBGC”) or a Plan under

Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary has any contingent liabilities for any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.
     Section 6.9. Government Regulation. Neither the Borrower nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “Subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “Subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.
     Section 6.10. Margin Stock. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (“margin stock” to have the same meaning herein as in Regulation U of the Board of Governors of the Federal Reserve System). The Borrower will not use the proceeds of any Loan in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System.
     Section 6.11. Licenses and Authorizations; Compliance with Environmental and Health Laws. (a) Except as set forth on Schedule 6.11 (as amended from time to time in accordance with the provisions hereof), to the Borrower’s knowledge, the Borrower and each of its Subsidiaries has all necessary licenses, permits and governmental authorizations to own and operate its Properties and to carry on its business as currently conducted except to the extent the failure to maintain such licenses, permits and authorizations would not have a material adverse effect on the Property, business or operations of the Borrower and its Subsidiaries taken as a whole.
     (b) To the best of the Borrower’s knowledge, the business and operations of the Borrower and each Subsidiary comply in all respects with all applicable Environmental and Health Laws, except where the failure to so comply would not (individually or in the aggregate) have a material adverse effect on the Property, business or operations of the Borrower and its Subsidiaries taken as a whole.
     (c) Except as set forth on Schedule 6.11 (as amended from time to time in accordance with the provisions hereof), neither the Borrower nor any Subsidiary has received any written notice, citation, order, complaint, claim or demand from any governmental entity or in connection with any court proceeding which could reasonably be expected to have a material adverse effect on the Property, business or operations of the Borrower and its Subsidiaries taken as a whole claiming that: (i) the Borrower or any Subsidiary has violated, or is about to violate, any Environmental and Health Law; (ii) there has been a release, or there is a threat of release, into the environment of Hazardous Materials from the Borrower’s or any Subsidiary’s Property; (iii) the Borrower or any Subsidiary may be or is liable, in whole or in part, for the costs of cleaning up, remediating or responding to a release of Hazardous Materials; or (iv) any of the Borrower’s or any Subsidiary’s Property are subject to a Lien in favor of any governmental entity for any liability, costs or damages, under any Environmental and Health Law arising from, or costs incurred by such governmental entity in response to, a release of Hazardous Materials.

     Section 6.12. Ownership of Property; Liens. The Borrower and each Subsidiary has good title to, or valid leasehold interests in, its assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Agent and the Banks (except for dispositions of assets permitted under Section 8.11 hereof), subject to no Liens other than Liens permitted by Section 8.9 hereof.
     Section 6.13. No Burdensome Restrictions; Compliance with Agreements. Neither the Borrower nor any Subsidiary is (a) party or subject to any law, regulation, rule or order, or any Contractual Obligation that (individually or in the aggregate) materially adversely affects the business, operations, Property or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default materially adversely affects the business, operations, Property or financial condition of the Borrower and its Subsidiaries taken as a whole.
     Section 6.14. Full Disclosure. Taken as a whole, all written information heretofore furnished by the Borrower or any Guarantor to the Agent or any Bank for purposes of or in connection with the Credit Documents or any transaction contemplated thereby is, and all such written information hereafter furnished by the Borrower or any Guarantor to the Agent or any Bank will be, true and accurate in all material respects and not misleading on the date as of which such information is stated or certified; provided, however, that the projections and pro forma financial information contained in such materials are, and will be, based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date such projections and pro forma financial information are stated.
     Section 6.15. Solvency of Guarantors. After giving effect to the transactions contemplated herein, (i) the present fair salable value of the assets of each Guarantor is in excess of the amount that will be required to pay its probable liability on its existing debts as said debts become absolute and matured, (ii) each Guarantor has received reasonably equivalent value for executing and delivering the Credit Agreement or Subsidiary Guaranty Agreement, (iii) the property remaining in the hands of each Guarantor is not an unreasonably small capital, and (iv) each Guarantor is able to pay its debts as they mature.
     Section 6.16. Not a Tax Shelter Transaction. The Borrower does not intend to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof.
     Section 6.17. No Default. No Default or Event of Default has occurred and is continuing.
Section 7. Conditions Precedent.
     The obligation of each Bank to advance, continue, or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan) or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

     Section 7.1. Initial Credit Event. Before or concurrently with the initial Credit Event:
     (a) The Agent shall have received, addressed to each Bank, one original of the favorable written opinion of Jennifer L. Sherman, in-house general counsel to the Borrower, covering the Borrower and all of the Guarantors and in form and substance satisfactory to the Agent and the Banks (copies of which will be provided by the Agent to each Bank);
     (b) The Agent shall have received (i) the Certificate of the Secretary or Assistant Secretary of the Borrower certifying (A) its Articles of Incorporation and all amendments thereto, and (B) the Borrower’s bylaws (or comparable constituent documents) and any amendments thereto, all in form and substance satisfactory to the Agent and its counsel, and (ii) a certificate of good standing of the Borrower certified as of a date not earlier than 20 days prior to the date hereof by the appropriate governmental officer of the Borrower’s jurisdiction of incorporation (copies of all such documents to be provided by the Agent to each Bank);
     (c) For each Significant Guarantor, the Agent shall have received (i) a Certificate of an Authorized Officer of such Significant Guarantor certifying that since June 6, 2003, (A) there have been no changes to its Articles of Incorporation or other charter document, and (B) there have been no changes to its bylaws (or comparable constituent documents), such Certificate to be in form and substance satisfactory to the Agent and its counsel, and (ii) a certificate of good standing of such Significant Guarantor certified as of a date not earlier than 20 days prior to the date hereof by the appropriate governmental officer of such Significant Guarantor’s jurisdiction of organization;
     (d) The Agent shall have received for each Bank one original of resolutions of the Borrower’s and each Guarantor’s Board of Directors authorizing the execution and delivery of the Credit Documents to which it is a party on the Effective Date and the consummation of the transactions contemplated thereby, certified in each instance by its Secretary or Assistant Secretary (copies of all such documents to be provided by the Agent to each Bank);
     (e) The Agent shall have received for each Bank such Bank’s duly executed Revolving Note, and for the Agent, the duly executed Swing Note, of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.6(a) hereof;
     (f) The Agent shall have received for each Bank a list of the Borrower’s Authorized Representatives;
     (g) All legal matters incident to the execution and delivery of the Credit Documents shall be satisfactory to the Banks; and
     (h) The Agent shall have received a certificate by the chief financial officer, treasurer or corporate controller of the Borrower, stating that on the date of such initial

Credit Event no Default or Event of Default has occurred and is continuing (copies of such certificate to be provided by the Agent to each Bank).
     Section 7.2. All Credit Events. As of the time of each Credit Event hereunder:
     (a) In the case of a Borrowing, the Agent shall have received the notice required by Section 1.4 hereof (including any deemed notice under Section 1.4(c)), in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 3.4 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, the L/C Issuer shall have received a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 3.4 hereof;
     (b) Each of the representations and warranties set forth in Section 6 hereof shall be and remain true and correct in all material respects as of said time, taking into account any amendments to such Section (including without limitation any amendments to the Schedules referenced therein) made after the date of this Agreement in accordance with its provisions, except that if any such representation or warranty relates solely to an earlier date it need only remain true as of such date;
     (c) The Borrower’s request for such Credit Event shall be in full compliance with all of the relevant terms and conditions of Sections 1 and 2 hereof, no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event, and after giving effect to such Credit Event, the aggregate outstanding principal amount of Indebtedness of the Borrower shall not exceed any limit set forth in any board of directors’ resolution authorizing the Borrower’s incurrence of the Indebtedness incurred in such Credit Event; and
     (d) Such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to any Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System).
     Any request for a Borrowing of Loans hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in subsections (a) through (d), both inclusive, above.
Section 8. Covenants.
     The Borrower covenants and agrees that, so long as any Loan is outstanding hereunder, or any Commitment is available to or in use by the Borrower hereunder, except to the extent compliance in any case is waived in writing by the Required Banks:

     Section 8.1. Corporate Existence; Subsidiaries. (a) The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its corporate existence, subject to the provisions of Section 8.11 hereof.
     (b) Once during each fiscal year of the Borrower, on a date not earlier than the date the Borrower is required to make available its annual audited financial statements pursuant to Section 8.6(a)(ii) hereof and not later than the date fifteen Business Days thereafter, the Borrower shall, unless the Required Banks otherwise agree, (i) cause each Domestic Subsidiary which has not theretofore become a Guarantor to execute a Subsidiary Guaranty Agreement, (ii) cause to be delivered to the Agent an opinion of counsel to each such Domestic Subsidiary which has not theretofore become a Guarantor relating to its existence and standing and the authorization for, execution and delivery of, and validity of such Subsidiary’s obligations under the Subsidiary Guaranty Agreement in form and substance satisfactory to the Agent, (iii) cause to be delivered to the Agent certified copies of resolutions of the Board of Directors of each such Domestic Subsidiary which has not theretofore become a Guarantor relating to its authorization to enter into such Subsidiary Guaranty Agreement, (iv) if such Domestic Subsidiary which has not theretofore become a Guarantor is a Material Subsidiary, cause to be delivered to the Agent certified copies of the articles or certificate of incorporation, charter, by-laws, partnership certificate and agreement, operating agreement, or other constitutive documents of such Domestic Subsidiary, and (v) deliver an updated Schedule 6.2 showing all then-existing Subsidiaries of the Borrower. In addition to the required annual actions described in the preceding sentence, the Borrower may at any time cause any Domestic Subsidiary which has not theretofore become a Guarantor to become a Guarantor by causing to be taken (with respect to such Domestic Subsidiary only) the actions described in the foregoing clauses (i) through (iv). Notwithstanding the foregoing, in no event shall the Borrower be required to cause any Domestic Subsidiary which is a special-purpose entity created solely to engage in a Qualified Securitization Transaction to become a Guarantor.
     Section 8.2. Maintenance. The Borrower will maintain, preserve and keep its plants, properties and equipment deemed by it necessary to the proper conduct of its business in reasonably good repair, working order and condition (ordinary wear and tear excepted) and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such plants, properties and equipment shall be reasonably preserved and maintained, and the Borrower will cause each of its Subsidiaries to do so in respect of Property owned or used by it; provided, however, that nothing in this Section 8.2 shall prevent the Borrower or a Subsidiary from discontinuing the operation or maintenance of any such Properties if such discontinuance is, in the reasonable judgment of the Borrower, desirable in the conduct of its business or the business of its Subsidiary.
     Section 8.3. Taxes. The Borrower will duly pay and discharge, and will cause each of its Subsidiaries duly to pay and discharge, all material taxes, rates, assessments, fees and governmental charges upon or against it or against its Properties, in each case before the same becomes delinquent and before penalties accrue thereon, unless and to the extent that the same is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor on the books of the Borrower.

     Section 8.4. ERISA. The Borrower will, and will cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets and will promptly notify the Agent of (i) the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) affecting a Plan, other than any such event of which the PBGC has waived notice by regulation, (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its or any of its Subsidiaries’ intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event affecting any Plan which could result in the incurrence by the Borrower or any of its Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any of its Subsidiaries under any post-retirement Welfare Plan benefit. The Agent will promptly distribute to each Bank any notice it receives from the Borrower pursuant to this Section 8.4.
     Section 8.5. Insurance. The Borrower will maintain, and will cause each of its Subsidiaries to maintain, insurance with reputable and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against law or damage from such risks and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto), as are insured by Persons similarly situated and operating like Properties and shall insure such other hazards and risks (including employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower will upon request of any Bank furnish to such Bank a summary setting forth the nature and extent of the insurance maintained pursuant to this Section 8.5.
     Section 8.6. Financial Reports and Other Information. (a) The Borrower will maintain a system of accounting in accordance with GAAP and will furnish to the Banks and their respective duly authorized representatives such information respecting the business and financial condition of the Borrower and its Subsidiaries as the Agent may reasonably request (each Bank to have the right to require the Agent make such request); and without any request, the Borrower will furnish each of the following to the Agent, with sufficient copies for each Bank (which the Agent shall promptly distribute to each Bank) or, in lieu of furnishing any such item to the Agent, may at such time notify the Agent that such item has been posted to a website maintained by or on behalf of the Borrower and accessible to all of the Banks, such notification to inform the Agent of any information necessary to allow the Banks to access such item:
     (i) within 45 days after the end of each of the first three quarterly fiscal periods of the Borrower, a copy of the Borrower’s Form 10-Q Report filed with the SEC;
     (ii) within 90 days after the end of each fiscal year of the Borrower, a copy of the Borrower’s Form 10-K Report filed with the SEC, prepared by the Borrower and containing as an Exhibit thereto the Borrower’s financial statements for such fiscal year as certified by independent public accountants of recognized national standing selected by the Borrower with such accountants’ unqualified opinion to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;
     (iii) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports the Borrower sends to its shareholders, and copies of all other regular, periodic and special reports (other than SEC Form 3, Form 4, Form 5, Form S-8 or similar administrative reports) and all registration statements the Borrower files with the SEC or any successor thereto, or with any national securities exchanges; and
     (iv) updated Schedules 6.5 and 6.11 along with the financial statements delivered under subsection (i) or (ii) above, as applicable, for any calendar quarter during which there is a change in any of the facts specified in such Schedules 6.5 and 6.11 hereto, as then most recently updated.
     (b) Each financial statement furnished to the Agent pursuant to subsection (i) or (ii) of this Section 8.6 shall be accompanied by (A) a written certificate signed by the Borrower’s chief financial officer, corporate controller or treasurer to the effect that no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same; and (B) a Compliance Certificate in the form of Exhibit B hereto showing the Borrower’s compliance with the covenants set forth in Sections 8.14, 8.15, 8.16, 8.17 and 8.20 hereof (it being agreed that the relevant defined terms contained in this Agreement shall be used to determine compliance with Section 8.14, Section 8.15 and Section 8.16 of this Agreement as of December 31, 2005). The Agent shall promptly after its receipt furnish copies of such certificates to each Bank. In the event the Borrower is no longer required to file Form 10-Q and 10-K Reports with the SEC, the Borrower will nevertheless furnish to the Banks at the time hereinabove set forth all the financial and other information that would have comprised such filings.
     (c) The Borrower will promptly (and in any event within three Business Days after an executive officer of the Borrower has knowledge thereof) give notice to the Agent (which shall in turn provide a copy thereof to each Bank):
     (i) of the occurrence of any Change of Control Event, Default or Event of Default;
     (ii) of any default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries, except for a default or event of default which is not reasonably expected to have a material adverse effect on the business, operations, Property or financial or other condition of the Borrower and its Subsidiaries on a consolidated basis;
     (iii) of a material adverse change in the business, operations, Property or financial condition of the Borrower and its Subsidiaries on a consolidated basis; and
     (iv) of any litigation or governmental proceeding of the type described in Section 6.5 hereof.
     Section 8.7. Bank Inspection Rights. The Borrower will permit the Agent (and such Persons as the Agent may designate, which may include representatives of any one or more Banks if they accompany the Agent) during normal business hours to visit and inspect, under the Borrower’s guidance, any of the properties of the Borrower or any of its Subsidiaries, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and, with the consent of Borrower (which consent shall not be unreasonably withheld), independent public accountants (and by this provision the Borrower authorizes such accountants to discuss with the Banks (and such Persons as any Bank may designate) the finances and affairs of the Borrower and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested. The Agent agrees to use reasonable efforts to coordinate its visits and inspections under this Section with the other Banks. The Banks acknowledge that any information disclosed to them pursuant to this Section 8.7 will be held by them subject to the provisions of Section 13.20 hereof.
     Section 8.8. Conduct of Business. Neither the Borrower nor any Subsidiary will engage in any line of business if, as a result, the general nature of the business of the Borrower and its Subsidiaries taken as a whole would be substantially changed from that conducted on the date hereof.
     Section 8.9. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, permit to exist or to be incurred any Lien of any kind on any Property owned by the Borrower or any Subsidiary; provided, however, that this Section 8.9 shall not apply to nor operate to prevent:
     (a) Liens arising by operation of law in connection with worker’s compensation, unemployment insurance, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits, pledges or Liens in connection with bids, tenders, contracts or leases to which the Borrower or any Subsidiary is a party (other than contracts for borrowed money), or other deposits required to be made in the ordinary course of business; provided that in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Borrower;

     (b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) securing obligations not due or, if due, being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Borrower;
     (c) Liens for taxes or assessments or other government charges or levies on the Borrower or any Subsidiary of the Borrower or their respective Properties, not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Borrower;
     (d) Liens arising out of judgments or awards against the Borrower or any Subsidiary of the Borrower, or in connection with surety or appeal bonds in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or with respect to which the Borrower or such Subsidiary shall be prosecuting an appeal or proceeding for review, and with respect to which it shall have obtained a stay of execution pending such appeal or proceeding for review, provided that the aggregate amount of liabilities (including interest and penalties, if any) of the Borrower and its Subsidiaries at any time outstanding secured by such Liens shall not exceed 5% of Consolidated Net Worth (as of the end of the most recently completed fiscal quarter of the Borrower); and
     (e) Liens upon any Property acquired by the Borrower or any Subsidiary of the Borrower to secure any Indebtedness of the Borrower or any Subsidiary incurred at the time of the acquisition of such Property to finance the purchase price of such Property, provided that any such Lien shall apply only to the Property that was so acquired and the aggregate principal amount of Indebtedness at any time outstanding, secured by such Liens, when taken together with the aggregate amount of liabilities and indebtedness secured by Liens as permitted under Sections 8.9(h), (i) and (l) hereof, shall not exceed 5% of the Borrower’s consolidated assets as determined in accordance with GAAP; and
     (f) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties which are necessary for the conduct of the activities of the Borrower and any Subsidiary of the Borrower or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Borrower or any Subsidiary of the Borrower;
     (g) Liens existing on the date hereof and listed on Schedule 8.9 hereto;
     (h) any Lien existing on any Property prior to the acquisition thereof by the Borrower or any Subsidiary, provided that such Lien is not created in contemplation of or in connection with such acquisition and the aggregate principal amount of Indebtedness at any time outstanding, secured by such Liens, when taken together with the aggregate amount of liabilities and indebtedness secured by Liens as permitted under Sections 8.9(e), (i) and (l) hereof, shall not exceed 5% of the Borrower’s consolidated assets as determined in accordance with GAAP;
     (i) any Lien created pursuant to a Capitalized Lease Obligation, provided that (i) the Indebtedness represented by such Capitalized Lease Obligation does not exceed 100% of the lesser of the cost or fair market value of the leased property at the time of such lease, (ii) such Lien does not apply to any other Property of the Borrower or its Subsidiaries (other than proceeds (including insurance proceeds) of the Property subject to such Lien) and (iii) the aggregate amount of such Capitalized Lease Obligations, when taken together with the aggregate amount of liabilities and indebtedness secured by Liens as permitted under Sections 8.9(e), (h) and (l) hereof shall not exceed 5% of the Borrower’s consolidated assets as determined in accordance with GAAP;
     (j) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing paragraphs (a) through (i), inclusive, provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the Property which was subject to the Lien so extended, renewed or replaced;
     (k) Liens on accounts or notes receivable or equipment leases and rights related thereto (including, in the case of equipment leases, the leased equipment) or related assets granted pursuant to the terms of a Qualified Securitization Transaction; and
     (l) Liens not otherwise permitted under this Section 8.9 on Property (other than (i) shares of stock in any Wholly-Owned Subsidiary, (ii) receivables, inventory and similar working capital assets and (iii) patents, trademarks and similar intangibles) securing Indebtedness that, when taken together with the aggregate amount of liabilities and indebtedness secured by Liens as permitted under Sections 8.9(e), (h) and (i) hereof, is in an aggregate outstanding principal amount not exceeding 5% of the Borrower’s consolidated assets as determined in accordance with GAAP.
          Without limiting the generality of the foregoing, the Borrower shall not subject to any Lien, other than involuntary Liens described in Section 8.9(a) — (d) hereof, sell, transfer or otherwise dispose of any shares of capital stock in any Guarantor, or any Indebtedness of any Guarantor, in each case except to a Wholly-Owned Domestic Subsidiary.
     Section 8.10. Use of Proceeds; Regulation U. The proceeds of each Borrowing will be used by the Borrower for working capital, repayment of other Indebtedness, and other general corporate purposes. The Borrower will not use any part of the proceeds of any of the Borrowings directly or indirectly to purchase or carry any margin stock (as defined in

Section 6.10 hereof) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
     Section 8.11. Mergers, Consolidations and Sales of Assets. (a) The Borrower will not, and will not permit any of its Subsidiaries to, (i) consolidate with or be a party to a merger with any other Person or (ii) sell, lease or otherwise dispose (including by means of sale leaseback) of all or a “substantial part” of the assets of the Borrower and its Subsidiaries (excluding, for the purposes of the limitations set forth in this Section 8.11, any transfer of an interest in accounts or notes receivable or equipment leases and rights related thereto (among the assets so excluded from the limitations of this Section 8.11 to be, in the case of equipment leases, the leased equipment) and related assets as part of a Qualified Securitization Transaction); provided, however, that:
     (1) any Subsidiary of the Borrower may merge or consolidate with or into or sell, lease or otherwise convey all or a substantial part of its assets to the Borrower or any Domestic Subsidiary of which the Borrower holds at least the same percentage equity ownership; provided that (x) in any such merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing corporation, and (y) at the time of any such transaction, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;
     (2) any Subsidiary of the Borrower may consolidate or merge with any other Person (including the Borrower); provided that (x) in the case of such a transaction involving the Borrower, the Borrower is the surviving or continuing corporation or in any other case, if the surviving corporation is a Domestic Subsidiary of the Borrower, and (y) at the time of such consolidation or merger, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and
     (3) the Borrower may consolidate or merge with any other Person if (x) the Borrower is the surviving or continuing corporation and (y) at the time of such consolidation or merger, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.
As used in this Section 8.11(a), a sale, lease, transfer or disposition of assets during any fiscal year shall be deemed to be of a “substantial part” of the consolidated assets of the Borrower and its Subsidiaries if the net book value of such assets, when added to the net book value of all other assets (including without limitation stock in Subsidiaries) sold, leased, transferred or disposed of by the Borrower and its Subsidiaries during such fiscal year (other than inventory in the ordinary course of business) and the aggregate consideration received by Subsidiaries from their issuance or sale of their stock during such fiscal year exceeds 15% of the consolidated assets as determined in accordance with GAAP of the Borrower and its Subsidiaries as of the last day of the immediately preceding fiscal year. Without limiting of the provisions of Section 8.20 hereof, the Banks acknowledge and agree that in the event of any sale or other disposition of the stock of a Guarantor to a party other than the Borrower or a Subsidiary which is otherwise permitted pursuant to this Section 8.11, the Agent will and is hereby authorized and directed by the Banks to release the Subsidiary Guaranty of such Guarantor concurrently with such sale or other disposition.
     (b) The Borrower will not sell, transfer or otherwise dispose of any shares of capital stock in any Guarantor, or any Indebtedness of any Guarantor, in each case except (i) to a Wholly-Owned Domestic Subsidiary which is or concurrently with such transaction becomes a Guarantor or (ii) pursuant to a transaction otherwise permitted by this Section 8.11.
     (c) Notwithstanding the foregoing, the Borrower may, or may permit any Subsidiary to, dispose of assets without regard to the limitations set forth in Sections 8.11(a) and (b) to the extent that (i) such assets are leased back by the Borrower or a Subsidiary, as lessee, within 180 days of such disposition, or (ii) the net proceeds from such disposition are within one year of such disposition (A) reinvested in productive assets by the Borrower or a Subsidiary or (B) applied to the payment or prepayment of any outstanding Indebtedness of the Borrower or any Subsidiary.
     Section 8.12. Use of Property and Facilities; Environmental and Health and Safety Laws. (a) The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with the requirements of all Environmental and Health Laws applicable to or pertaining to the Properties or business operations of the Borrower or any Subsidiary of the Borrower. Without limiting the foregoing, the Borrower will not, and will not permit any Person to, except in accordance with applicable law, dispose of any Hazardous Material into, onto or upon any real property owned or operated by the Borrower or any of its Subsidiaries except to the extent such disposal would not (individually or in the aggregate) have a material adverse effect on the Property, business or operations of the Borrower and its Subsidiaries taken as a whole.
     (b) The Borrower will promptly provide the Agent (which shall promptly furnish each Bank) with copies of any notice or other instrument of the type described in Section 6.11(c) hereof, and in no event later than ten (10) Business Days after an executive officer of the Borrower receives such notice or instrument.
     Section 8.13. Investments, Acquisitions, Loans, Advances and Guaranties. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof, or be or become liable as endorser, guarantor, surety or otherwise (such as liability as a general partner) for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person (cumulatively, all of the foregoing, being “Investments”); provided, however, that the foregoing provisions shall not apply to nor operate to prevent:
     (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America provided that any such obligation matures within one year from the date it is acquired by the Borrower or Subsidiary;
     (b) investments in commercial paper rated P-1 by Moody’s Investors Services, Inc. or A-1 by Standard & Poor’s Corporation maturing within one year of its date of issuance;
     (c) investments in certificates of deposit issued by any Bank or any United States commercial bank having capital and surplus of not less than $100,000,000 maturing within one year from the date of issuance thereof or in banker’s acceptances endorsed by any Bank or other such commercial bank and maturing within six months of the date of acceptance or in Eurodollar time deposits placed with any Bank or other such commercial bank;
     (d) investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;
     (e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c) and (d) above;
     (f) tax-exempt obligations, having an effective maturity within one year from the date of acquisition, which are rated in one of the top two rating classifications by at least one nationally recognized rating agency; and
     (g) ownership of stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any Subsidiary;
     (h) endorsements of negotiable instruments for collection in the ordinary course of business;
     (i) loans and advances to employees in the ordinary course of business for travel, relocation, and similar purposes;
     (j) acquisitions of all or any substantial part of the assets or business of any other Person or division thereof engaged in any business similar or complementary to that currently conducted by the Borrower and its Subsidiaries, or of a majority of the Voting Stock of such a Person, or of equity interests in any Person which does not become a Subsidiary as a result of such acquisition but is engaged (or promptly after such acquisition will be engaged) in any such similar or complementary business, provided that (i) no Default or Event of Default exists or would exist after giving effect to such acquisition, (ii) the Board of Directors or other governing body of such Person whose

Property, or Voting Stock or other interests in which, are being so acquired has approved the terms of such acquisition and (iii) the Borrower shall have delivered to the Banks an updated Schedule 6.2 to reflect any new Subsidiary resulting from such acquisition;
     (k) Guaranties of the Obligations and Hedging Liability by Guarantors under Subsidiary Guaranties;
     (l) Guaranties by Guarantors of obligations in an aggregate principal amount not to exceed $275,000,000 with respect to Indebtedness issued prior to the Effective Date under the Noteholder Agreement;
     (m) Guaranties entered into after the Effective Date by Subsidiaries with respect to Indebtedness of the Borrower or other Subsidiaries in an aggregate principal amount, when taken together with Guaranties entered into pursuant to clause (s), below, not to exceed $200,000,000 (specifically excluding Trade Value Agreements, which are permitted only under clause (q) below);
     (n) interest rate swaps and other recognized hedging arrangements entered into by the Borrower or any Subsidiary in the ordinary course of its business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by the Borrower or such Subsidiary and not for purposes of speculation or taking a “market view”, and guaranties by the Borrower or any Subsidiary of the obligations under such interest rate swaps or other recognized hedging arrangements;
     (o) investments by the Borrower and its Subsidiaries from time to time in their respective Subsidiaries;
     (p) Investments comprised of capital contributions (whether in the form of cash, a note, or other assets) to a Subsidiary or other special-purpose entity created solely to engage in a Qualified Securitization Transaction or otherwise resulting from transfers of assets permitted by Section 8.11 hereof to such a special-purpose entity;
     (q) Trade Value Agreements aggregating not more than $50,000,000 at any one time outstanding;
     (r) a Guaranty by the Borrower of up to $40,000,000 in principal amount of Indebtedness of Federal Signal Canada Finance Company incurred prior to the Effective Date;
     (s) Investments not otherwise permitted by this Section 8.13 aggregating not more than $35,000,000 at any one time outstanding (specifically excluding Trade Value Agreements, which are permitted only under clause (q) above), and provided that any Guaranties entered into by Subsidiaries pursuant to this clause (s) shall also reduce, on a dollar-for-dollar basis, the amount available for Guaranties under clause (m), above, even if such Guaranties entered into under this clause (s) could not otherwise be entered into under said clause (m); and
     (t) a Guaranty satisfying the requirements of clause (y) of the definition of “Qualified Securitization Transaction” set forth in Section 5.1 hereof by the Borrower of the obligations and liabilities of E-One under the BA Lease Financing.
     In determining the amount of investments, acquisitions, loans, advances and guaranties permitted under this Section 8.13, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), loans and advances shall be taken at the principal amount thereof then remaining unpaid, guaranties (other than Trade Value Agreements) shall be taken at the amount of obligations guaranteed thereby and Trade Value Agreements shall be valued as set forth in the definition of such term.
     Section 8.14. Consolidated Net Worth. The Borrower will at all times maintain a Consolidated Net Worth of not less than the sum of (a) $350,000,000 plus (b) 50% of Consolidated Net Income of the Borrower for each fiscal quarter of the Borrower ending on or after March 31, 2006, for which such quarterly Consolidated Net Income is a positive amount (i.e., there shall be no reduction to the minimum amount of Consolidated Net Worth required to be maintain hereunder for any fiscal quarter in which such Consolidated Net Income is less than zero).
     Section 8.15. Total Indebtedness/Capital Ratio. The Borrower will, as of the last day of each fiscal quarter of the Borrower, maintain the Total Indebtedness/Capital Ratio at not more than .60 to 1.0.
     Section 8.16. Interest Coverage Ratio. The Borrower will, as of the last day of each fiscal quarter of the Borrower ending during the periods set forth below, maintain an Interest Coverage Ratio not less than the ratio set forth below:

Interest Coverage Ratio Shall Not Be
Fiscal Quarter Ending Dates	Less Than
Effective Date through 9/30/06	2.5 to 1.0

12/31/06 and thereafter	3.0 to 1.0
     Section 8.17. Financial Services Ratios. The Borrower will, as of the last day of each fiscal quarter of the Borrower, maintain (x) the ratio of Financial Services Debt — Municipal Leases to Financial Services Assets — Municipal Leases at no more than .95 to 1.0 and (y) the ratio of Financial Services Debt — Other than Municipal Leases to Financial Services Assets — Other than Municipal Leases at no more than .91 to 1.0.
     Section 8.18. Indebtedness. The Borrower will not permit any of its Subsidiaries to create, incur, assume, guaranty or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

     (a) Indebtedness to the Banks, their Affiliates (in the case of Hedging Liability) and the Agent as Guarantors under Subsidiary Guaranties;
     (b) Indebtedness of Wholly-Owned Subsidiaries to the Borrower or to other Wholly-Owned Subsidiaries;
     (c) Indebtedness on hedging arrangements permitted by Section 8.13(n) hereof;
     (d) Indebtedness of Subsidiaries on Guaranties of Indebtedness under the Noteholder Agreement permitted under Section 8.13(l) hereof;
     (e) Indebtedness of Subsidiaries on Guaranties permitted under Sections 8.13(m) or (s) hereof;
     (f) Securitization Transaction Attributed Indebtedness in connection with Qualified Trade Securitization Transactions; and
     (g) Indebtedness of Subsidiaries not otherwise permitted by this Section aggregating not more than $110,000,000 at any one time outstanding.
     Section 8.19. Compliance with Laws. Without limiting any of the other covenants of the Borrower in this Section 8, the Borrower will, and will cause each of its Subsidiaries to, conduct its business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities; provided, however, that neither the Borrower nor any Subsidiary of the Borrower shall be required to comply with any such law, regulation, ordinance or order if (x) it shall be contesting such law, regulation, ordinance or order in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor on the books of the Borrower or such Subsidiary, as the case may be, or (y) the failure to comply therewith is not reasonably expected to have, in the aggregate, a material adverse effect on the business, operations, property or financial condition of the Borrower and its Subsidiaries, taken as a whole.
     Section 8.20. Guarantors. At no time during the term of this Agreement shall the aggregate of the assets directly owned by the Borrower and directly owned by each Guarantor (excluding, for the purposes of this calculation, assets owned by a Subsidiary of the Borrower or a Subsidiary of any Guarantor except to the extent that such Subsidiary is also a Guarantor) comprise less than 65% of the consolidated total assets of the Borrower and its Subsidiaries.
     Section 8.21. Indebtedness Limitations. At no time during the term of this Agreement shall the aggregate outstanding principal amount of Indebtedness of the Borrower exceed any limit set forth in any general board of directors’ resolution authorizing the Borrower’s incurrence of the Obligations. The Borrower will deliver to the Agent within 60 days of the Effective Date a resolution of its board of directors in form and substance reasonably satisfactory to the Agent specifically ratifying its execution and delivery of this Agreement and the Notes and its performance of its obligations hereunder and thereunder, which resolution will supersede any general board of directors’ resolution authorizing the Borrower’s incurrence of the Obligations.
     Section 8.22. Ownership of E-One, Inc. The Borrower shall, on the Closing Date of the BA Lease Financing and as of the date of each Request for Funding, Advance and Substitution under the BA Lease Financing Loan Agreement, (i) own all of the beneficial interest of E-One and hold of record all of the issued and outstanding Stock of E-One free and clear of all Liens and Adverse Claims, and (ii) not create or suffer to exist any Lien or other Adverse Claim on any of the Stock of E-One. As used in this Section 8.22, the capitalized terms “Request for Funding”, “Advance”, “Substitution”, “Stock”, “Liens” and “Adverse Claims” shall have the meanings given to such terms in the BA Lease Financing Loan Agreement as in effect on the day such agreement is executed and delivered by the parties thereto.
Section 9. Events of Default and Remedies.
     Section 9.1. Events of Default. Any one or more of the following shall constitute an Event of Default:
     (a) default (x) in the payment when due of the principal amount of any Loan or of any Reimbursement Obligation or (y) for a period of five (5) Business Days in the payment when due of interest or of any other Obligation;
     (b) default by the Borrower or any Subsidiary in the observance or performance of any covenant set forth in Section 8.1(a), 8.6(c), 8.9 through 8.18 and 8.21 hereof;
     (c) default by the Borrower or any Subsidiary in the observance or performance of any provision hereof or of any other Credit Document not mentioned in (a) or (b) above, which is not remedied within thirty (30) days after notice thereof to the Borrower by the Agent;
     (d) (i) failure to pay when due Indebtedness in an aggregate principal amount in excess of $25,000,000 of the Borrower or any Material Subsidiary or (ii) default shall occur under one or more indentures, agreements or other instruments under which any Indebtedness of the Borrower or any Material Subsidiary in an aggregate principal amount in excess of $25,000,000 may be issued or created and such default shall continue for a period of time sufficient to permit the holder or beneficiary of such Indebtedness or a trustee therefor to cause the acceleration of the maturity of any such Indebtedness or any mandatory unscheduled prepayment, purchase or funding thereof;
     (e) any representation or warranty made herein or in any other Credit Document by the Borrower or any Subsidiary, or in any statement or certificate furnished pursuant hereto or pursuant to any other Credit Document by the Borrower or any Subsidiary, or in connection with any Credit Document, proves untrue in any material respect as of the date of the issuance or making, or deemed making or issuance, thereof;

     (f) the Borrower or any Material Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, or any analogous action is taken under any other applicable law relating to bankruptcy or insolvency, (ii) fail to pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action (such as the passage by the Borrower’s board of directors of a resolution) in furtherance of any matter described in parts (i)-(v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(g) hereof;
     (g) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Material Subsidiary or any substantial part of any of their Property, or a proceeding described in Section 9.1(f)(v) shall be instituted against the Borrower or any Material Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;
     (h) the Borrower or any Material Subsidiary shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of 5% of Consolidated Net Worth (as of the end of the most recently completed fiscal period of the Borrower) which is not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution thereon;
     (i) the Borrower or any other member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate under a distress termination under Section 4041 of ERISA, a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $25,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any Subsidiary or any other member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan; or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any other member of the Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter and the Borrower or any member of the Controlled Group is reasonably likely to incur a liability in excess of 5% of Consolidated Net Worth (as of the end of the most recently completed fiscal period of the Borrower) from such proceeding;

     (j) the Borrower or any Subsidiary, or any Person acting on behalf of the Borrower or a Subsidiary, or any governmental authority challenges the validity of any Credit Document or the Borrower’s or a Subsidiary’s obligations thereunder or any Credit Document ceases to be in full force and effect; or
     (k) the occurrence of any Change of Ownership as defined in the BA Lease Financing Loan Agreement at any time when the BA Lease Financing Loan Agreement remains in effect.
     Section 9.2. Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (f) or (g) of Section 9.1 hereof has occurred and is continuing, the Agent shall, by written notice to the Borrower: (a) if so directed by the Required Banks, terminate the remaining Commitments and all other obligations of the Banks hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Banks, declare the principal of and the accrued interest on all outstanding Notes to be forthwith due and payable and thereupon all outstanding Notes, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Banks, demand that the Borrower immediately pay to the Agent the full amount then available for drawing under each or any Letter of Credit to be held pursuant to Section 9.6(b), and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Banks would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Agent, for the benefit of the Banks, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Banks, but the failure to do so shall not impair or annul the effect of such notice.
     Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsections (f) or (g) of Section 9.1 hereof has occurred and is continuing, then all outstanding Notes shall immediately become due and payable together with all other amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, the obligation of the Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Agent the full amount then available for drawing under all outstanding Letters of Credit to be held pursuant to Section 9.6(b), the Borrower acknowledging and agreeing that the Banks would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Banks, and the Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.
     Section 9.4. Notice of Default. The Agent shall give notice to the Borrower under Section 9.1(c) hereof promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

     Section 9.5. Expenses. The Borrower agrees to pay to the Agent, for the account of the Agent and each Bank, and any other holder of any Note outstanding hereunder, all out-of-pocket expenses reasonably incurred or paid by the Agent and such Bank or any such holder, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default by the Borrower hereunder or in connection with the enforcement of any of the Credit Documents.
     Section 9.6. Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.8(b), Section 2.3(b) or under Section 9.2 or 9.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Agent as provided in subsection (b) below.
     (b) All amounts prepaid pursuant to subsection (a) above shall be held by the Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Agent, and, if no such reimbursement is required, to the payment of the unpaid balance of all other Obligations. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Agent for the benefit of the Agent, the Banks, and the L/C Issuer. If and when requested by the Borrower, the Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Agent or the Banks; provided, however, that (i) if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 1.8(c) or Section 2.3(b) hereof, the Agent shall release to the Borrower amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Change of Control Event, Default or Event of Default exists, and (ii) if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 9.2 or 9.3 hereof, so long as no Letters of Credit, Commitments, Loans or other Obligations remain outstanding, the Agent shall release to the Borrower any remaining amounts held in the Collateral Account.
Section 10. Change in Circumstances.
     Section 10.1. Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time after the date hereof any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Bank to make or continue to maintain Eurodollar Loans or to perform its obligations as contemplated hereby, such Bank shall promptly give notice thereof to the Borrower and such Bank’s obligations to make or maintain Eurodollar Loans under this Agreement shall terminate until it is no longer unlawful for such Bank to make or maintain Eurodollar Loans. To the extent required by such change, the Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon at a rate per annum equal to the interest rate applicable to such Loan; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Bank by means of Base Rate Loans from such Bank, which Base Rate Loans shall not be made ratably by the Banks but only from such affected Bank and provided, further that the Borrower shall have no obligation under Section 2.4 with respect to any such prepayment.
     Section 10.2. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, Adjusted LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:
     (a) the Agent determines that deposits in U.S. Dollars are not being offered to it in the eurodollar interbank market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Adjusted LIBOR, or
     (b) Banks having 25% or more of the aggregate amount of the Commitment reasonably determine and so advise the Agent that Adjusted LIBOR as reasonably determined by the Agent will not adequately and fairly reflect the cost to such Banks or Bank of funding their or its Eurodollar Loans or Loan for such Interest Period, then the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks or of the relevant Bank to make Eurodollar Loans so affected shall be suspended.
     Section 10.3. Increased Cost and Reduced Return. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the relevant jurisdiction) of any such authority, central bank or comparable agency:
     (i) shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement in respect of its Eurodollar Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income or profits of such Bank or its Lending Office imposed by the jurisdiction in which such Bank or its lending office is incorporated, or in which such Bank’s principal executive office or Lending Office is located); or
     (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office) or shall impose on any Bank (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;
and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within fifteen (15) days after demand by such Bank (with a copy to the Agent), the Borrower shall be obligated to pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction; provided, however, that such Bank shall promptly notify the Borrower of an event which might cause it to seek compensation, and the Borrower shall be obligated to pay only such compensation which is incurred or which arises after the date ninety (90) days prior to the date such notice is given. In the event any law, rule, regulation or interpretation described above is revoked, declared invalid or inapplicable or is otherwise rescinded, and as a result thereof a Bank is determined to be entitled to a refund from the applicable authority for any amount or amounts which were paid or reimbursed by Borrower to such Bank hereunder, such Bank shall refund such amount or amounts to Borrower without interest.
     (b) If any Bank or the Agent shall have determined that the adoption, after the date hereof, of any applicable law, rule or regulation regarding capital adequacy, or any change therein (including, without limitation, any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital rules heretofore adopted and issued by any governmental authority), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the applicable jurisdiction) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s capital, or on the capital of any corporation controlling such Bank, as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction; provided, however, that such Bank shall promptly notify the Borrower of an event which might cause it to seek compensation, and the Borrower shall be obligated to pay only such compensation which is incurred or which arises after the date ninety (90) days prior to the date such notice is given.
     (c) Each Bank that determines to seek compensation under this Section 10.3 shall notify the Borrower and the Agent of the circumstances that entitle the Bank to such compensation pursuant to this Section 10.3 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.
     Section 10.4. Lending Offices. Each Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Agent.
     Section 10.5. Discretion of Bank as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Bank had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the eurodollar interbank market having a maturity corresponding to such Loan’s Interest Period and bearing an interest rate equal to LIBOR for such Interest Period.
Section 11. The Agent.
     Section 11.1. Appointment and Authorization of Agent. Each Bank hereby appoints Harris N.A. as the Agent under the Credit Documents and hereby authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, including without limitation the power to execute and deliver an acknowledgement page to the Intercreditor Agreement binding each such Bank with respect to the provisions thereof to the same effect as if such Bank had itself executed and delivered such acknowledgement page.
     Section 11.2. Agent and its Affiliates. The Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Agent under the Credit

Documents. The term “Bank” as used herein and in all other Credit Documents, unless the context otherwise clearly requires, includes the Agent in its individual capacity as a Bank. References in Section 1 hereof to the Agent’s Loans, or to the amount owing to the Agent for which an interest rate is being determined, refer to the Agent in its individual capacity as a Bank.
     Section 11.3. Action by Agent. If the Agent receives from the Borrower or a Bank a written notice of an Event of Default pursuant to Section 8.6(c)(i) hereof, the Agent shall promptly give each of the Banks written notice thereof. The Banks expressly agree that the Agent is not acting as a fiduciary of the Banks in respect of the Credit Documents, the Company or otherwise, and nothing herein or in any of the other Credit Documents shall result in any duties or obligations on the Agent or any of the Banks except as expressly set forth herein. The obligations of the Agent under the Credit Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.4. In no event, however, shall the Agent be required to take any action in violation of applicable law or of any provision of any Credit Document, and the Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it shall be first indemnified to its reasonable satisfaction by the Banks against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall be entitled to assume that no Default or Event of Default exists unless notified to the contrary by a Bank or the Borrower. In all cases in which this Agreement and the other Credit Documents do not require the Agent to take certain actions, the Agent shall be fully justified in using its discretion in failing to take or in taking any action hereunder and thereunder.
     Section 11.4. Consultation with Experts. The Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
     Section 11.5. Liability of Agent; Credit Decision. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection with the Credit Documents (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Guarantor contained herein or in any other Credit Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Credit Document or of any other documents or writing furnished in connection with any Credit Document; and the Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Agent may execute any of its duties under any of the Credit Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, the Borrower, or any Guarantor or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it under the Credit Documents. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Agent signed by such payee in form satisfactory to the Agent. Each Bank acknowledges that it has independently and without reliance on the Agent or any other Bank, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Credit Documents. It shall be the responsibility of each Bank to keep itself informed as to the creditworthiness of the Borrower and the Guarantors, and the Agent shall have no liability to any Bank with respect thereto.
     Section 11.6. Indemnity. The Banks shall ratably, in accordance with their respective Percentages, indemnify and hold the Agent, and its directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Banks under this Section 11.6 shall survive termination of this Agreement.
     Section 11.7. Resignation of Agent and Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation of the Agent, the Required Banks shall have the right to appoint a successor Agent with the consent of the Borrower. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be any Bank hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring or removed Agent under the Credit Documents, and the retiring Agent shall be discharged from its duties and obligations thereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11 and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.
     Section 11.8. Designation of Additional Agents. The Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Banks (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers” or other designations for purposes hereto, but such designation shall have not substantive effect, and such Banks and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

     Section 11.9. Hedging Liability. By virtue of a Bank’s execution of this Agreement or an assignment agreement pursuant to Section 13.12 hereof, as the case may be, any Affiliate of such Bank with whom the Borrower or any Subsidiary has entered into an agreement creating Hedging Liability shall be deemed a Bank party hereto for purposes of any reference herein to the parties for whom the Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate hereunder consist exclusively of such Affiliate’s right to share in payments and collections out of the Subsidiary Guaranties. In connection with any such distribution of such payments and collections, the Agent shall be entitled to assume no amounts are due to any Bank or its Affiliate with respect to Hedging Liability unless such Bank has notified the Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.
     Section 11.10. L/C Issuer. The L/C Issuer shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (i) provided to the Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Agent”, as used in this Section 11, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.
Section 12. The Guarantees.
     Section 12.1. The Guarantees. To induce the Banks to provide the credits described herein and in consideration of benefits expected to accrue to each Guarantor by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor hereby unconditionally and irrevocably guarantees jointly and severally to the Agent, on behalf of and for the benefit of the Banks and each other holder of an Obligation or of Hedging Liability, (i) the due and punctual payment of all present and future indebtedness of the Borrower evidenced by or arising out of the Credit Documents, including, but not limited to, the due and punctual payment of principal of and interest on the Notes, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Credit Documents, and (ii) the due and punctual payment of all present and future Hedging Liability, as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, according to the terms hereof and thereof. In case of failure by the Borrower punctually to pay any indebtedness or other Obligations or Hedging Liability guaranteed hereby, each Guarantor hereby unconditionally agrees jointly and severally to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, and as if such payment were made by the Borrower.
     Section 12.2. Guarantee Unconditional. The obligations of each Guarantor as a guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

     (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower or of any other Guarantor under this Agreement or any other Credit Document or by operation of law or otherwise;
     (b) any modification or amendment of or supplement to this Agreement or any other Credit Document;
     (c) any change in the corporate existence, structure or ownership of, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting, the Borrower, any other Guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or of any other Guarantor contained in any Credit Document;
     (d) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Agent, any Bank or any other Person, whether or not arising in connection herewith;
     (e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower, any other Guarantor or any other Person or Property;
     (f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower, regardless of what obligations of the Borrower remain unpaid;
     (g) any invalidity or unenforceability relating to or against the Borrower or any other Guarantor for any reason of this Agreement or of any other Credit Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any other Guarantor of the principal of or interest on any Note or any other amount payable by it under the Credit Documents; or
     (h) any other act or omission to act or delay of any kind by the Agent, any Bank or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Guarantor under this Section 12.
     Section 12.3. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 12 shall remain in full force and effect until the Commitments are terminated and the principal of and interest on the Notes and all other amounts payable by the Borrower under this Agreement and all other Credit Documents and, if then outstanding and unpaid, all Hedging Liability, shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any other amount payable by the Borrower under the Credit Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or of a Guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.
     Section 12.4. Waivers. (a) General. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Agent, any Bank or any other Person against the Borrower, another Guarantor or any other Person.
     (b) Subrogation and Contribution. Unless and until the Obligations and Hedging Liability have been fully paid and satisfied and the Commitments have terminated, each Guarantor hereby irrevocably waives any claim or other right it may now or hereafter acquire against the Borrower or any other Guarantor that arises from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Section 12 or any other Credit Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, or any right to participate in any claim or remedy of the Agent, any Bank or any other holder of an Obligation or Hedging Liability against the Borrower or any other Guarantor whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other Guarantor directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other right.
     Section 12.5. Limit on Recovery. Notwithstanding any other provision hereof, the right to recovery of the holders of the Obligations against each Guarantor under this Section 12 shall not exceed $1.00 less than the amount which would render such Guarantor’s obligations under this Section 12 void or voidable under applicable law, including without limitation fraudulent conveyance law.
     Section 12.6. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under this Agreement or any other Credit Document or with respect to any Hedging Liability is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Credit Documents or under any agreement establishing Hedging Liability shall nonetheless be payable jointly and severally by the Guarantors hereunder forthwith on demand by the Agent made at the request of the Required Banks.
     Section 12.7. Benefit to Guarantors. The Borrower and all of the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower and each Guarantor has a direct impact on the success of each other Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extension of credit hereunder.
     Section 12.8. Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

Section 13. Miscellaneous.
     Section 13.1. Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 13.1(b) hereof, each payment by the Borrower and each Guarantor under this Agreement or the other Credit Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Borrower or such Guarantor is domiciled, any jurisdiction from which the Borrower or such Guarantor makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Borrower or relevant Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Bank and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Bank or the Agent (as the case may be) would have received had such withholding not been made. If the Agent or any Bank pays any amount in respect of any such taxes, penalties or interest the Borrower shall reimburse the Agent or that Bank for that payment on demand in the currency in which such payment was made. If the Borrower or any Guarantor pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Bank or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment. If any Bank or the Agent determines it has received or been granted a credit against or relief or remission for, or repayment of, any taxes paid or payable by it because of any taxes, penalties or interest paid by the Borrower or any Guarantor and evidenced by such a tax receipt, such Bank or Agent shall, to the extent it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower or such Guarantor as applicable, such amount as such Bank or Agent determines is attributable to such deduction or withholding and which will leave such Bank or Agent (after such payment) in no better or worse position than it would have been in if the Borrower had not been required to make such deduction or withholding. Nothing in this Agreement shall interfere with the right of each Bank and the Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Bank or the Agent to disclose any information relating to its tax affairs or any computations in connection with such taxes.
     (b) U.S. Withholding Tax Exemptions. Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-U.S. Person”) shall submit to the Borrower and the Agent on or before the earlier of the date the initial Borrowing is made hereunder and thirty (30) days after the date hereof, two duly completed and signed copies of either Form W-8 BEN (relating to such Bank and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Bank, including fees, pursuant to the Credit Documents and the Loans) or Form W-8 ECI (relating to all amounts to be received by such Bank, including fees, pursuant to the Credit Documents and the Loans) of the United States Internal Revenue Service or, in the case of any Bank exempt from United States Federal withholding tax pursuant to Sections 871(h) or 881(c) of the Code, a Form W-8 or any successor applicable form (a “Form W-8”) together with a statement under penalty of perjury that such Bank is not a “bank” under Section 881(c)(3) of the Code. Thereafter and from time to time, each Bank shall submit to the Borrower and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested by the Borrower in a written notice, directly or through the Agent, to such Bank and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Bank, including fees, pursuant to the Credit Documents or the Loans. Each Bank that is a Non-U.S. Person and that is a party hereto as of the Closing Date hereby represents and warrants that, as of the Closing Date, payments made to it hereunder are exempt from the withholding of United States Federal income taxes (i) because such payments are effectively connected with a United States trade or business conducted by such Non-U.S. Person; (ii) pursuant to the terms of an income tax treaty between the United States and such Non-U.S. Person’s country of residence; or (iii) because such payments are portfolio interest exempt pursuant to Sections 871(h) or 881(c) of the Code.
     (c) Inability of Bank to Submit Forms. If any Bank determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or Agent any form or certificate that such Bank is obligated to submit pursuant to subsection (b) of this Section 13.1. or that such Bank is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Bank shall promptly notify the Borrower and Agent of such fact and the Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.
     (d) Exception. Notwithstanding any provision of Section 13.1(a) above to the contrary, the Borrower shall not have any obligation to pay any taxes or to indemnify any Bank for such taxes pursuant to this Section 13.1 to the extent that such taxes result from (i) the failure of any Bank to comply with its obligations pursuant to Section 13.1(b) or (ii) any representation made on Form W-8 BEN , W-8 ECI or W-8 or successor applicable form or certification by any Bank incurring such taxes proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made.
     Section 13.2. No Waiver of Rights. No delay or failure on the part of the Agent or any Bank or on the part of the holder or holders of any Note in the exercise of any power or right under any Credit Document shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power or right, and the rights and remedies hereunder of the Agent, the Banks and the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.
     Section 13.3. Non-Business Day. If any payment of principal or interest on any Loan or of any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such Loan or other Obligation bears for the period prior to maturity shall continue to accrue on such Obligation from the stated due date thereof to and including the next succeeding Business Day, on which the same shall be payable.

     Section 13.4. Documentary Taxes. The Borrower agrees that it will pay any documentary, stamp or similar taxes payable in respect to any Credit Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.
     Section 13.5. Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.
     Section 13.6. Survival of Indemnities. All indemnities and all other provisions relative to reimbursement to the Banks of amounts sufficient to protect the yield of the Banks with respect to the Loans, including, but not limited to, Section 2.4, Section 10.3 and Section 13.15 hereof, shall survive the termination of this Agreement and the other Credit Documents and the payment of the Loans and all other Obligations.
     Section 13.7. Sharing of Set-Off. Each Bank agrees with each other Bank a party hereto that if such Bank shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise (“Set-off”), on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Banks, then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Banks (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; provided, however, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Banks have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Bank hereunder. Without limiting the foregoing, each Bank acknowledges its obligations to share payments received from the Guarantors pursuant to the terms of the Intercreditor Agreement.

     Section 13.8. Notices. Except as otherwise specified herein, all notices under the Credit Documents shall be in writing (including telecopy or other electronic communication) and shall be given to a party hereunder at its address or telecopier number set forth below or such other address or telecopier number as such party may hereafter specify by notice to the Agent and the Borrower, given by courier, by United States certified or registered mail, or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Credit Documents to the Banks and the Agent shall be addressed to their respective addresses, telecopier or telephone numbers set forth on the signature pages hereof, and to the Borrower and the Guarantors to:
Federal Signal Corporation
1415 West 22nd Street
Oak Brook, Illinois 60523-9945
Attn: Treasurer
Telecopy: (630) 954-2041
Telephone: (630) 954-2000

cc: General Counsel (at same address)
     Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 13.8 or on the signature pages hereof and a confirmation of receipt of such telecopy has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, three business days after such communication is deposited in the mail, registered with return receipt requested, addressed as aforesaid or (iv) if given by any other means, when delivered at the addresses specified in this Section 13.8 or on the signature pages hereof; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.
     Section 13.9. Counterparts. This Agreement may be executed in any number of counterpart signature pages, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument.
     Section 13.10. Successors and Assigns. This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of each of the Banks and the benefit of their respective successors and assigns, including any subsequent holder of any Note. The Borrower may not assign any of its rights or obligations under any Credit Document without the written consent of all of the Banks.
     Section 13.11. Participants and Note Assignees. Each Bank shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitments held by such Bank at any time and from time to time, and to assign its rights under such Loans and Reimbursement Obligations or the Notes evidencing such Loans, to one or more other banks, insurance companies, commercial lenders and other financial institutions; provided that no such participation or assignment shall relieve any Bank of any of its obligations under this Agreement, and provided further that no such assignee or participant shall have any rights under this Agreement except as provided in this Section 13.11, and the Agent shall have no obligation or responsibility to such participant or assignee, except that nothing herein provided is intended to affect the rights of an assignee of a Note to enforce the Note assigned. Any party to which such a participation or assignment has been granted shall have the benefits of Section 2.4 and Section 10.3 hereof but shall not be entitled to receive any greater payment under either such Section than the Bank granting such participation or assignment would have been entitled to receive with respect to the rights transferred. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment or modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement that would (A) increase any Commitment of such Bank if such increase would also increase the participant’s obligations, (B) forgive any amount of or postpone the date for payment of any principal of or interest on any Loan or of any fee payable hereunder in which such participant has an interest or (C) reduce the stated rate at which interest or fees accrue or other amounts payable hereunder in which such participant has an interest. The Borrower and each Guarantor authorizes each Bank to disclose to any participant or prospective participant under this Section 13.11 any financial or other information pertaining to the Borrower or any Guarantor, subject to Section 13.20 hereof.
     Section 13.12. Assignment Agreements.
     (a) Generally. Each Bank may, from time to time upon at least five (5) Business Days’ notice to the Agent and the Borrower, assign to other Persons all or any part of its rights and obligations under this Agreement (including without limitation the indebtedness evidenced by each Note then owned by such assigning Bank, together with an equivalent proportion of its obligation to make Loans and advances and participate in Letters of Credit) pursuant to written agreements in the form attached hereto as Exhibit D executed by such assigning Bank, such assignee Bank or Banks, the Borrower, the Agent and the L/C Issuer, which agreements shall specify in each instance the portion of the indebtedness evidenced by each Note which is to be assigned to each such assignee lender and the portion of the Commitments of the assigning Bank to be assumed by such assignee lender (the “Assignment Agreements”); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Bank’s rights and obligations under this Agreement and the assignment shall cover the same percentage of such Bank’s Commitments, Loans, Notes and interests in Letters of Credit; (ii) the aggregate amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the effective date of the relevant Assignment Agreement) shall in no event be less than $5,000,000 (or the entire amount of its Commitment, if less); (iii) each Bank not assigning its entire Commitment shall maintain for its own account at least $5,000,000 of its Commitment; (iv) the Agent, the L/C Issuer and the Borrower must each consent (which consents shall not be unreasonably withheld) to each such assignment (except that the Borrower’s consent is not required if such assignment (A) is made after an Event of Default has occurred, (B) is made to an Affiliate of such assigning Bank, or (C) is made to a Federal Reserve Bank); and (iv) the Agent must receive a processing and recordation fee of $3,500 and any out-of-pocket attorney’s fees incurred by the Agent in connection with such

Assignment Agreement. Upon the execution of each Assignment Agreement by the assigning Bank thereunder, the assignee lender thereunder, the Borrower, the Agent and the L/C Issuer and payment to such assigning Bank by such assignee lender of the purchase price for the portion of the indebtedness of the Borrower being acquired by it, (i) such assignee lender shall thereupon become a “Bank” for all purposes of this Agreement with Commitments in the amounts set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Bank hereunder, (ii) such assigning Bank shall have no further liability for funding the portion of its Commitments assumed by such new assignee Bank and (iii) the address for notices to such assignee Bank shall be as specified in the Assignment Agreement executed by it. Concurrently with the execution and delivery of such Assignment Agreement, the Borrower shall execute and deliver a Note to the assignee Bank in the amount of its Commitment and a new Note to the assigning Bank in the amount of its Commitment after giving effect to the reduction occasioned by such assignment, all such Notes to constitute “Notes” for all purposes of this Agreement.
     (b) Assignment of Commitments under Certain Circumstances. If (a) any Bank (i) shall have delivered a notice or certificate pursuant to Section 10.3, (ii) shall become subject to the provisions of Section 10.1 or (iii) shall fail or refuse to fund its portion of any Loan or any amount with respect to any Letter of Credit for any reason other than the failure of the Borrower to satisfy the conditions precedent to the making of such Loan or issuance of such Letter of Credit hereunder, or (b) the Borrower shall be required to make additional payments to any Bank under Section 13.1 (or would be required to make such additional payments with respect to any future interest payment), the Borrower shall have the right, but not the obligation, at its own expense, upon notice to such Bank and the Agent, to replace such Bank with an assignee (in accordance with and subject to the restrictions contained in Section 13.12(a) hereof), and such Bank hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 13.12(a) hereof) all of such assigning Bank’s interests, rights and obligations under this Agreement to such assignee; provided, however, that (A) no such assignment shall conflict with any law or any rule, regulation or order of any governmental authority, (B) such assignee Bank shall pay to the affected Bank in immediately available funds on the date of such assignment the principal of the Loans made by such Bank hereunder and the amount of any Reimbursement Obligations funded by such Bank hereunder, (C) the Borrower must exercise its right to replace such Bank within forty-five (45) days of the event giving rise to the Borrower’s right to so replace such Bank, and (D) the Borrower shall pay to the affected Bank in immediately available funds on the date of such assignment the interest accrued to the date of payment on the Loans made by such Bank hereunder and all other amounts accrued for such Bank’s account or owed to it hereunder, together with amounts due the affected Bank under Section 2.4 hereunder as if the Loans owing to it were repaid on such date rather than assigned, and provided that any assignment fees or other expenses otherwise payable to the Agent in connection with such assignment pursuant to Section 13.12(a) shall be paid by the Borrower.
     Section 13.13. Amendments. Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Banks, and (c) if the rights or duties of the Agent or the L/C Issuer are affected thereby, the Agent or L/C Issuer, as applicable; provided that:

     (i) no amendment or waiver pursuant to this Section 13.13 shall (A) increase any Commitment of any Bank without the consent of such Bank or (B) forgive, or reduce the amount of, or postpone any fixed date for payment of, any principal of or interest on any Loan or of any Reimbursement Obligation or any fee payable hereunder without the consent of each Bank or (C) reduce the stated rate at which interest or any fee hereunder is calculated or (D) change the Termination Date without the consent of each Bank; and
     (ii) no amendment or waiver pursuant to this Section 13.13 shall, unless signed by each Bank, change any provision of Section 7, Section 10, this Section 13.13, or the definition of Required Banks, or affect the number of Banks required to take any action under the Credit Documents, or release any Guarantor from its Subsidiary Guaranty (except to the extent such release is required pursuant to Section 8.11 hereof).
     Section 13.14. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.
     Section 13.15. Legal Fees, Other Costs and Indemnification. The Borrower agrees to pay all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation and negotiation of the Credit Documents, including without limitation, the reasonable fees and disbursements of Chapman and Cutler, counsel to the Agent, in connection with the preparation and execution of the Credit Documents, and any amendment, waiver or consent related hereto, whether or not the transactions contemplated herein are consummated. The Borrower further agrees to indemnify each Bank, the Agent, and their respective directors, officers and employees (collectively, “Indemnified Parties”), against all losses, claims, damages, penalties, judgments, liabilities and related expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the Indemnified Party is a party thereto) which any of them may incur or reasonably pay arising out of or relating to any Credit Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or any Letter of Credit or in connection with the enforcement of by the Indemnified Parties of their rights under any Credit Document, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Agent or a Bank at any time, shall reimburse the Agent or Bank for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified.
     Section 13.16. Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default and upon the acceleration of all amounts owing hereunder, each Bank and each subsequent holder of any Note is hereby authorized by the Borrower and each Guarantor at any time or from time to time, with notice to the Borrower simultaneously therewith or promptly thereafter, but without notice, to the Guarantors or to any other Person, any such additional notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other Indebtedness at any time held or owing by that Bank or that subsequent holder to or for the credit or the account of the Borrower or any Guarantor, whether or not matured, against and on account of the obligations and liabilities of the Borrower or any Guarantor to that Bank or that subsequent holder under the Credit Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Credit Documents, irrespective of whether or not (a) that Bank or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.
     Section 13.17. Entire Agreement. The Credit Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded thereby.
     Section 13.18. Governing Law. This Agreement and the other Credit Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.
     Section 13.19. Submission to Jurisdiction; Waiver of Jury Trial. The Borrower and each Guarantor hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby. The Borrower and each Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrower, each Guarantor, the Agent, and each Bank hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to any Credit Document or the transactions contemplated thereby.
     Section 13.20. Confidentiality. Each Bank agrees to maintain in confidence and not to disclose without the Borrower’s consent (other than to its employees, affiliates, auditors, counsel or other professional advisors, or to another Bank, each of which shall also be bound by this Section 13.20) any information concerning the Borrower or any of its Subsidiaries furnished pursuant to this Agreement and not previously disclosed in any filing made by the Borrower with the SEC; provided that any Bank may disclose any such information (a) that has become generally available to the public, (b) if required or appropriate in any report, statement or testimony submitted to any regulatory body having or claiming to have jurisdiction over such Bank, (c) if required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, or (e) to any prospective or actual participant under Section 13.11 or 13.12 hereof in connection with any contemplated or actual transfer of a participating or other interest in such Bank’s rights or obligations hereunder; provided, that (i) such actual or prospective transferee executes an agreement with such Bank containing provisions substantially identical to those contained in this Section 13.20 and (ii) in the case of any disclosure under subsection (c) above, such Bank shall (to the extent permitted by applicable law) notify the Borrower of such disclosure so that the Borrower may seek an appropriate protective order or waive such Bank’s compliance with the provisions of this Section, it being understood that if the Borrower has no right to obtain such a protective order or if the Borrower does not commence procedures to obtain such a protective order within ten business days of the receipt of such notice, such Bank’s compliance with this Section shall be deemed to have been waived with respect to such disclosure. Notwithstanding anything herein to the contrary, confidential information shall not include, and each Bank (and each employee, representative or other agent of any Bank) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such Bank relating to such tax treatment or tax structure; provided that with respect to any document or similar item that in either case contains information concerning such tax treatment or tax structure of the transactions contemplated hereby as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to such tax treatment or tax structure.
     Section 13.21. USA Patriot Act. Each Bank that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act.
     Section 13.22. Amendment and Restatement. This Agreement amends and restates the Existing Agreement and is not intended to be or operate as a novation or an accord and satisfaction of the Existing Agreement or the indebtedness, obligations and liabilities of the Borrower and the Guarantors evidenced or provided for thereunder.

     Upon your acceptance hereof in the manner hereinafter set forth, this Agreement (including the paragraph set forth below under the heading “Withdrawal of Departing Banks”) shall be a contract between us for the purposes hereinabove set forth.
     Dated as of February 3, 2006.

“Borrower” Federal Signal Corporation
By
Name:
Title:

By
Name:
Title:

Federal Signal Corporation
Signature Page to Amended and Restated Credit Agreement

“Guarantors”
E-One, Inc. (f/k/a Emergency One, Inc.)
Vactor Manufacturing, Inc.
Clapp Dico Corporation
Elgin Sweeper Company
Dayton Progress Corporation
P.C.S. Company
Federal APD Incorporated.
Leach Company, Inc.
Manchester Tool Company
E-One New York, Inc.
Federal Sign and Signal, Inc.
Dayton Progress International
Corporation
Guzzler Manufacturing, Inc.
Emergency Vehicle Solutions of Southern
California
On Time Machining Company
Federal Merger Corporation
Federal Signal Credit Corporation
FS Holding, Inc.
Victor Products USA, Incorporated
Jamestown Precision Tooling, Inc.
Jetstream of Houston, Inc.
Jetstream of Houston, LLP
Pauluhn Electric Mfg. Co. Inc.
Pauluhn Electric Manufacturing, LLP
Athey Product, Inc.
Federal Sign, Inc.
Dayton Punch and Die Company
Emergency One, Inc.
Saulsbury Fire Rescue, Inc.
Texas Fire Rescue, Inc.

By
Name:
Title:

Federal Signal Corporation
Signature Page to Amended and Restated Credit Agreement

Accepted and Agreed to as of the day and year last above written.
Address and Amount of Commitments:

Address:		Harris N.A., in its individual capacity as a Bank and as Agent

111 West Monroe Street
Chicago, Illinois 60603
Attn.: Rachel Li

		By

Telecopy:	(312) 461-5225	Name:

Telephone:	(312) 461-2735	Title:

Commitment:	$27,500,000
Swing Line Sublimit	$10,000,000

Lending Offices:

Base Rate Loans:

	111 West Monroe Street
	Chicago, Illinois 60603
	Attn.: 10 West

Eurodollar Loans:

	111 West Monroe Street
	Chicago, Illinois 60603
	Attn.: 10 West

Federal Signal Corporation
Signature Page to Amended and Restated Credit Agreement

Address and Amount of Commitments:

Address:	Bank of America, N.A.
231 South LaSalle Street
Mail Code IL-231-10-10
Chicago, Illinois 60604
Attn.: Timothy Cassidy	By

Telecopy: (312) 828-5140	Name:

Telephone: (312) 828-3816	Title:

Commitment: $15,000,000

Lending Offices:

Base Rate Loans:

231 South LaSalle Street
Chicago, Illinois 60604
Attn.: Timothy Cassidy

Eurodollar Loans:

231 South LaSalle Street
Chicago, Illinois 60604
Attn.: Timothy Cassidy

Federal Signal Corporation
Signature Page to Amended and Restated Credit Agreement

Address and Amount of Commitments:

Address:		The Bank of Tokyo — Mitsubishi UFJ, Ltd., Chicago Branch, f/k/a The Bank of Tokyo — Mitsubishi, Ltd.

227 West Monroe Street, Suite 2300
Chicago, Illinois 60606
Attn.: Diane Tkach

By

Telecopy:	(312) 696-4535	Name:

Telephone:	(312) 696-4663	Title:

Commitment:	$7,500,000

Lending Offices:

Base Rate Loans:

227 W. Monroe Street
Chicago, Illinois 60606
Attn.: Loan Administration

Eurodollar Loans:

227 W. Monroe Street
Chicago, Illinois 60606
Attn.: Loan Administration

Federal Signal Corporation
Signature Page to Amended and Restated Credit Agreement

Address and Amount of Commitments:

Address:	The Northern Trust Company
50 South LaSalle Street
Chicago, Illinois 60675
Attn.: Courtney L. O’Conner

By

Telecopy: (312) 444-4906	Name:

Telephone: (312) 557-5126	Title:

Commitment: $10,000,000

Lending Offices:

Base Rate Loans:

50 South LaSalle Street
Chicago, Illinois 60675
Attn.: Sharon Jackson

Eurodollar Loans:

50 South LaSalle Street
Chicago, Illinois 60675
Attn.: Sharon Jackson

Federal Signal Corporation
Signature Page to Amended and Restated Credit Agreement

Address and Amount of Commitments:

Address:	Nordea Bank of Finland, PLC
437 Madison Avenue, 21st Floor
New York, NY 10022
Attn.: Henrik M. Steffensen

By

Telecopy: (212) 318-9318	Name:

Telephone: (212) 318-9303	Title:

Commitment: $15,000,000

Lending Offices:
By

Name:

Title:

Base Rate Loans:

437 Madison Avenue, 21st Floor
New York, NY 10022
Attn.: Jackie Ng
Telephone: (212) 318-9578

Eurodollar Loans:

437 Madison Avenue, 21st Floor
New York, NY 10022
Attn.: Jackie Ng
Telephone: (212) 318-9578

Federal Signal Corporation
Signature Page to Amended and Restated Credit Agreement

Address and Amount of Commitments:

Address:	LaSalle Bank National Association
135 South LaSalle Street, Ste. 1127
Chicago, Illinois 60603
Attn.: Karen Orlich

By

Telecopy: (312) 904-5483	Name:

Telephone: (312) 904-2913	Title:

Commitment: $15,000,000

Lending Offices:

Base Rate Loans:

135 South LaSalle Street, Ste. 1127
Chicago, Illinois 60603
Attn.:

Eurodollar Loans:

135 South LaSalle Street, Ste. 1127
Chicago, Illinois 60603
Attn.:

Federal Signal Corporation
Signature Page to Amended and Restated Credit Agreement

Address and Amount of Commitments:

Address:	National City Bank of the Midwest, in its individual capacity as a Bank and as Documentation Agent
1 North Franklin, 36th Floor
Chicago, Illinois 60606
Attn.: John Hinard

By

Telecopy: (312) 384-4666	Name:

Telephone: (312) 384-4624	Title:

Commitment: $20,000,000

Lending Offices:

Base Rate Loans:

_____________________
_____________________
Attn.: ________________

Eurodollar Loans:

_____________________
_____________________
Attn.: ________________

Federal Signal Corporation
Signature Page to Amended and Restated Credit Agreement

WITHDRAWAL OF DEPARTING BANKS
     Upon the Effective Date, (1) the Banks shall make Revolving Loans under this Agreement in an aggregate principal amount equal to the aggregate principal amount of all loans made by the Departing Banks under the Existing Agreement that are outstanding on the Effective Date (the “Departing Banks’ Loans”), the proceeds of which Revolving Loans shall be used by the Borrower to prepay in full on the Effective Date of the Departing Banks’ Loans, (2) the Banks shall purchase from the Departing Banks, and the Departing Banks shall sell to the Banks, all of the Departing Banks’ participations in Swing Loans, Letters of Credit and L/C Obligations under the Existing Agreement, and (3) the Departing Banks’ commitments to extend credit to or for the account of the Borrower under the existing Agreement shall terminate. The above described Revolving Loans and purchase of participations by the Banks shall be made by the Banks in such amounts so that after giving effect thereto each Bank shall hold its Percentage of all outstanding Loans and participations in Swing Loans, Letters of Credit and L/C Obligations under this Agreement. The Borrower will pay on the Effective Date all accrued interest on the Departing Banks’ Loans and all other fees and other amounts due to the Departing Banks under the Existing Agreement, including without limitation accrued and unpaid commitment fees, letter of credit fees and all amounts, if any, payable under Section 2.4 of the Existing Agreement with respect to the prepayment of the Departing Banks’ Loans. Upon payment in full of all principal of and accrued interest on the Departing Banks’ Loans and all such other amounts due to the Departing Banks under the Existing Agreement and the purchase by the Banks of all of the Departing Banks’ participations in Swing Loans, Letters of Credit and L/C Obligations under the Existing Agreement, each of the Departing Banks shall cease to be a party to the Existing Agreement and shall have no rights or obligations thereunder or hereunder except for its rights which survive pursuant to the terms of the Existing Agreement, including without limitation its rights under Sections 2.4, 10.3 and 13.5 of the Existing Agreement, and its obligations which survive pursuant to the terms of the Existing Agreement, including without limitation, obligations under Section 13.20 of the Existing Agreement, which shall continue unaffected by this Agreement.
     Each of the undersigned is executing below solely as a Departing Bank and solely for purposes of the immediately preceding paragraph.

Federal Signal Corporation
Signature Page to Amended and Restated Credit Agreement

SUNTRUST BANK, solely as a Departing Bank
By
Name:
Title:

BANCA DI ROMA, CHICAGO BRANCH, solely as a Departing Bank

By
Name:
Title:

By
Name:
Title:

THE BANK OF NEW YORK, solely as a Departing Bank
By
Name:
Title:

JPMORGAN CHASE BANK, N.A., solely as a Departing Bank
By
Name:
Title:

Federal Signal Corporation
Signature Page to Amended and Restated Credit Agreement

Exhibit A-1
Revolving Note
February 3, 2006
     For Value Received, the undersigned, Federal Signal Corporation, a Delaware corporation (the “Borrower”), promises to pay to the order of ___ (the “Bank”) on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of Harris N.A., in Chicago, Illinois, the aggregate unpaid principal amount of all Revolving Loans made by the Bank to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.
     The Bank shall record on its books or records or on a schedule attached to this Revolving Note, which is a part hereof, each Revolving Loan made by it pursuant to the Credit Agreement, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Revolving Loan is a Base Rate Loan or a Eurodollar Loan, and the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Revolving Note all such amounts shall be recorded on a schedule attached to this Revolving Note. The record thereof, whether shown on such books or records or on a schedule to this Revolving Note, shall be prima facie evidence of the same, provided, however, that the failure of the Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Revolving Loans made to it pursuant to the Credit Agreement together with accrued interest thereon.
     This Revolving Note is one of the Revolving Notes referred to in the Amended and Restated Credit Agreement dated as of February 3, 2006, among the Borrower, Harris N.A., as Agent, and the Banks party thereto (the “Credit Agreement”), and this Revolving Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Revolving Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Revolving Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.
     Prepayments may be made hereon and this Revolving Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

     The Borrower hereby promises to pay certain out-of-pocket costs and expenses (including certain attorneys’ fees) suffered or incurred by the holder hereof in collecting this Revolving Note or enforcing any rights in any collateral therefor, all as more particularly provided in the Credit Agreement. The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder except as expressly provided in the Credit Agreement.

Federal Signal Corporation
By
Name:
Title:

By
Name:
Title:

Exhibit A-2
Swing Note

U.S. $_________	February 3, 2006
     For Value Received, the undersigned, Federal Signal Corporation, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of Harris N.A. (the “Bank”) on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of Harris N.A., in Chicago, Illinois, the aggregate unpaid principal amount of all Swing Loans made by the Bank to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.
     The Bank shall record on its books or records or on a schedule attached to this Swing Note, which is a part hereof, each Swing Loan made by it pursuant to the Credit Agreement, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Swing Loan is made at the Base Rate or at the Agent’s Quoted Rate, and the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Swing Note all such amounts shall be recorded on a schedule attached to this Swing Note. The record thereof, whether shown on such books or records or on a schedule to this Swing Note, shall be prima facie evidence of the same, provided, however, that the failure of the Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Swing Loans made to it pursuant to the Credit Agreement together with accrued interest thereon.
     This Swing Note is the Swing Note referred to in the Amended and Restated Credit Agreement dated as of February 3, 2006, among the Borrower, Harris N.A., as Agent, and the Banks party thereto (the “Credit Agreement”), and this Swing Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Swing Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Swing Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.
     Prepayments may be made hereon and this Swing Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

     The Borrower hereby promises to pay certain out-of-pocket costs and expenses (including certain attorneys’ fees) suffered or incurred by the holder hereof in collecting this Swing Note or enforcing any rights in any collateral therefor, all as more particularly provided in the Credit Agreement. The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder except as expressly provided in the Credit Agreement.

Federal Signal Corporation
By
Name:
Title:

By
Name:
Title:

Exhibit B
Compliance Certificate
     This Compliance Certificate is furnished to Harris N.A. as Agent pursuant to the Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of February 3, 2006, by and among Federal Signal Corporation, the Banks signatory thereto and Harris N.A. as Agent. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.
     The undersigned hereby certifies that:
     1. I am the duly elected or appointed _______of Federal Signal Corporation;
     2. I have reviewed the terms of the Credit Agreement and in my capacity as such officer, am generally familiar with the financial condition of Federal Signal Corporation and its Subsidiaries during the accounting period covered by the attached financial statements;
     3. I have no knowledge of the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and
     4. Schedule 1 attached hereto sets forth financial data and computations evidencing compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct. All computations are made in accordance with the terms of the Credit Agreement.
     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

     The foregoing certifications, together with the computations set forth in Schedule 1 hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___day of ___, ___.

Schedule 1 to Compliance Certificate
Federal Signal Corporation
Compliance Calculations for Amended and Restated Credit Agreement
Dated as of February 3, 2006
Calculations as of _____________, ____ ___

A.	CONSOLIDATED NET WORTH (SECTION 8.14)
	1.	Consolidated Net Worth, as defined (including addbacks of SFAS No. 87 non-cash charges and deducting SFAS No. 87 non-cash gains and non-cash charges related to the sale, revaluation, closure or disposition of assets)

	2.	As listed in Section 8.14, Consolidated Net Worth must not be less than	$

	3.	Borrower in compliance? (Circle Yes or No)	Yes/No

B.	TOTAL INDEBTEDNESS/CAPITAL RATIO (SECTION 8.15)
	1.	Indebtedness, as defined (including Securitization Transaction Attributed Indebtedness in connection with Qualified Trade Securitization Transactions)

	2.	Financial Services Debt, as defined

	3.	The difference between Line 1 and Line 2 (“Total Indebtedness”)

	4.	Consolidated Net Worth (Line A1)

	5.	Financial Services Equity, as defined

	6.	The difference between Line 4 and Line 5

	7.	The sum of Line 3 and Line 6 (“Capital”)

	8.	The ratio of Total Indebtedness (Line 3) to Capital (Line 7) (“Total Indebtedness/Capital Ratio”)	_________to 1.00

	9.	As listed in Section 8.15, the Total Indebtedness/Capital Ratio should not be more than	.60 to 1.00

	10.	Borrower in compliance? (Circle Yes or No)	Yes/No

C.	INTEREST COVERAGE RATIO (SECTION 8.16)

	1.	Consolidated Net Income, as defined

	2.	(a) Interest Expense, as defined

(b) Federal, state and local taxes

(c) Cash Restructuring charges (up to $25,000,000)

(d) Non-cash charges related to the sale, closure or disposition of assets (up to $100,000,000)

	3.	Interest Income, as defined

	4.	Sum of Lines 1 and 2(a), (b), (c) and (d), minus Line 3 (“EBIT”)

	5.	Interest Expense, as defined

	6.	Interest Expense related to Financial Services Debt

	7.	Line 5 minus Line 6

	8.	Ratio of Line 4 to Line 7 (“Interest Coverage Ratio”)

	9.	As Listed in Section 8.16, the Interest Coverage Ratio should not be less than:	to 1.0

	10.	Borrower is in compliance? (Circle Yes or No)	Yes/No

D.	FINANCIAL SERVICES RATIOS (SECTION 8.17)

	1.	Financial Services Debt — Municipal Leases, as defined

	2.	Financial Services Assets — Municipal Leases, as defined

	3.	The ratio of Line 1 to Line 2 (“Financial Services — Municipal Leases Ratio”)

	4.	As listed in Section 8.17, Financial Services — Municipal Leases Ratio must not be more than	.95 to 1.00

	5.	Borrower in compliance? (Circle Yes or No)	Yes/No

	6.	Financial Services Debt — Other than Municipal Leases, as defined

	7.	Financial Services Assets — Other than Municipal Leases, as defined

	8.	The ratio of Line 6 to Line 7 (“Financial Services — Other than Municipal Leases Ratio”)

	9.	As listed in Section 8.17, Financial Services — Other than Municipal Leases Ratio must not be more than	.91 to 1.00

	10.	Borrower in compliance? (Circle Yes or No)	Yes/No

E.	GUARANTORS (SECTION 8.20)

	1.	Percentage of consolidated assets directly owned by Borrower and Guarantors	____________ %

	2.	Required Percentage	65%

	3.	Borrower in compliance? (Circle Yes or No)	Yes/No

Exhibit C
Subsidiary Guaranty Agreement
_______________, ______
Harris N.A., as Agent for the
Banks party to the Amended and
Restated Credit Agreement dated
as of February 3, 2006 among
Federal Signal Corporation, certain
Guarantors, such Banks and such
Agent (the “Credit Agreement”)
Dear Sirs:
     Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.
     The undersigned, [name of Subsidiary], a [jurisdiction of incorporation] corporation, hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 6 of the Credit Agreement are true and correct as to the undersigned as of the date hereof.
     Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitations Section 12 thereof, to the same extent and with the same force and effect as if the undersigned were a direct signatory thereto.
     This Agreement shall be construed in accordance with and governed by the internal laws of the State of Illinois.

Very truly yours, [Name of Guarantor]

By
Name:
Title:

Exhibit D
Assignment and Acceptance
Dated _________, ___
     Reference is made to the Amended and Restated Credit Agreement dated as of February 3, 2006 (the “Credit Agreement”) among Federal Signal Corporation, the Guarantors (as defined in the Credit Agreement) party thereto, the Banks (as defined in the Credit Agreement) and Harris N.A., as Agent for the Banks (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.
     _________(the “Assignor”) and _________(the “Assignee”) agree as follows:
     1.  The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, a ___% interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, such percentage interest in the Assignor’s Commitment as in effect on the Effective Date and the Revolving Loans, if any, owing to the Assignor on the Effective Date.
     2. The Assignor (i) represents and warrants that as of the date hereof (A) its Commitment is $___, and (B) the aggregate outstanding principal amount of Revolving Loans made by it under the Credit Agreement that have not been repaid is $___and a description of the interest rates and interest periods for such Revolving Loans is attached as Schedule 1 hereto; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Guarantor or the performance or observance by any Borrower or any Guarantor of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.
     3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to the Banks pursuant to in Sections 8.6(a)(i), (ii) and (iii) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, including without limitation the powers with respect to the Intercreditor Agreement described in Section 11.1 of the Credit Agreement (by which Intercreditor Agreement the Assignee hereby agrees to be bound); (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank; and (v) specifies as its lending offices (and address for notices) the offices set forth beneath its name on the signature pages hereof.
     4. As consideration for the assignment and sale contemplated in Section 1 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount agreed upon by the Assignor and the Assignee. It is understood that commitment fees accrued to the date hereof with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.
     5. The effective date for this Assignment and Acceptance shall be _________, 20___(the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Borrower for its acceptance and to the Agent for acceptance and recording by the Agent.
     6. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
     7. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.
     8. In accordance with Section 13.12 of the Credit Agreement, the Assignor and the Assignee request and direct that the Agent prepare and cause the Borrower to execute and deliver to the Assignee a Revolving Note payable to the Assignee in the amount of its Commitment and a new Revolving Note to the Assignor in the amount of its Commitment after giving effect to the assignment hereunder.

     9. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Illinois.

[Assignor Bank]
By:
Title:

[Assignee Bank]
By:
Title:

Lending Office (and address for notices): LIBOR Funding Office:

Accepted and consented this
___day of ___, ___.
Federal Signal Corporation

By:

Title:

Accepted and consented to by the Agent this
___day of ___, ___.
[Agent]

By:

Title:

Exhibit E
Notice of Payment Request
[Date]
[Name of Bank]

[Address]
Attention:
     Reference is made to the Amended and Restated Credit Agreement, dated as of February 3, 2006, as amended, among Federal Signal Corporation, the Banks party thereto, and Harris N.A., as Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. [The Borrower has failed to pay its Reimbursement Obligation in the amount of $___. Your Percentage of the unpaid Reimbursement Obligation is $___] or [___has been required to return a payment by the Borrower of a Reimbursement Obligation in the amount of $___. Your Percentage of the returned Reimbursement Obligation is $___.]

Very truly yours,
,
as L/C Issuer

By
Name
Title

Exhibit F
Form of Commitment and Acceptance
Dated [______________________]
     Reference is made to the Amended and Restated Credit Agreement, dated as of February 3, 2006 (the “Credit Agreement”), among Federal Signal Corporation (the “Borrower”), the guarantors party thereto the banks party thereto (the “Banks”), and Harris N.A., as Agent and Lead Arranger (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.
     Pursuant to Section 1.9 of the Credit Agreement, the Borrower has requested an increase in the Commitment from $___to $___. Such increase in the Commitment is to become effective on the date (the “Effective Date”) which is the later of (i) _________, ___and (ii) the date on which the conditions precedent set forth in Section 1.9(a) in respect of such increase have been satisfied. In connection with such requested increase in the Commitment, the Borrower, the Agent and _________(the “Accepting Bank”) hereby agree as follows:
     1. Effective as of the Effective Date, [the Accepting Bank shall become a party to the Credit Agreement as a Bank and shall have all of the rights and Obligations of a Bank thereunder and shall thereupon have a Commitment under and for purposes of the Credit Agreement in an amount equal to the] [the Commitment of the Accepting Bank under the Credit Agreement shall be increased from $___to the] amount set forth opposite the Accepting Bank’s name on the signature page hereof.
     [2. The Accepting Bank hereby (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment and Acceptance Agreement; (ii) agrees that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as contractual representative on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank.]
     [3.] The Borrower hereby represents and warrants that as of the date hereof and as of the Effective Date, (a) all representations and warranties of the Borrower contained in Section 6 of the Credit Agreement shall be true and correct in all material respects as though made on such date (unless such representation and warranty is made as of a specific date, in which case such representation and warranty shall be true and correct as of such date) and (b) no event shall have occurred and then be continuing which constitutes a Default or an Event of Default,
     [4.] This Commitment and Acceptance Agreement shall be governed by, and construed in accordance with, the Internal Laws of the State of Illinois.
     [5.] This Commitment and Acceptance Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
     In Witness Whereof, the parties hereto have caused this commitment and Acceptance Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FEDERAL SIGNAL CORPORATION
By
Title:

HARRIS N.A., as Agent
By
Title:

COMMITMENT $	ACCEPTING BANK [BANK]
By
Title:

Schedule I

Principal Amount	Type of Loan	Interest Rate	Last day of Interest Period

Schedule 1.8
Schedule of Existing Letters of Credit

L/C		Face
Number	Type	Amount	Beneficiary

HACH113973OS	Standby	$9,026,435.00	National Union Fire Insurance

HACH19726OS	Standby	$20,935,000.00	National Union Fire Insurance

HACH19736OS	Standby	$4,355,000.00	Reliance Insurance Company

Schedule 6.2
Schedule Of Existing Subsidiaries
International Subsidiaries

			Borrower's
		Jurisdiction of	Ultimate %
Subsidiary	Guarantor	Incorporation	Ownership

844410 Alberta, Ltd.	No	Alberta, Canada	100%

984069 Alberta, Ltd.	No	Alberta, Canada	100%

3072377 Nova Scotia Limited	No	Nova Scotia, Canada	100%

Bronto GmbH	No	Germany	100%

Bronto Skylift Holding OY	No	Finland	100%

Bronto Kiinteistot KY	No	Finland	100%

Bronto Skylift AB	No	Sweden	100%

Bronto Skylift Oy Ab	No	Finland	100%

Dayton Progress Canada, Ltd.	No	Ontario, Canada	100%

Dayton Progress S.A.	No	France	100%

Dayton Progress GmbH	No	Germany	100%

Dayton Progress Corporation of Japan (Nippon Dayton Progress K.K. is the Japanese name)	No	Japan	100%

Dayton Progress - Perfuradores, LDA	No	Portugal	98%

Dayton Progress, Ltd.	No	United Kingdom	100%

Daviesons Property and Investment Co. Pty. Ltd.	No	S. Africa	100%

Doep Engineering Works Pty. Ltd.	No	S. Africa	100%

E-One Canada Corp. (reincorporation of E-One Canada Ltd. to a Nova Scotia entity)	No	Nova Scotia, Canada	100%

E-One Europe BV	No	Netherlands	100%

Extec Limited	No	Great Britain	100%

Federal APD de Mexico, S.A. de C.V.	No	Mexico	100%

Federal APD DO Brasil Ltda.	No	Brazil	100%

Federal Signal (Shanghai)	No	Shanghai, China	100%

Environmental & Sanitary Vehicle Co. Ltd.

Federal Signal Canada Finance Company	No	Nova Scotia, Canada	100%

Federal Signal International (FSC), Ltd.	No	Jamaica, W.I.	100%

Federal Signal, Ltd.	No	United Kingdom	100%

Federal Signal VAMA S.A.	No	Spain	100%

Federal Signal Canada LP	No	Canada	100%

Federal Signal Environmental Products China (HK) Limited	No	Hong Kong	100%

Federal Signal of Europe BV	No	Netherlands	100%

Federal Signal Tool (Asia Pacific) Limited	No	Hong Kong	100%

Federal Signal Tool (Donggaun) Co. Limited	No.	China	100%

Federal Signal UK Holdings Limited	No	United Kingdom	100%

FS Europe Finance CV	No	Netherlands	100%

GL Communications International Ltd.	No	United Kingdom	100%

IEES BV	No	Netherlands	100%

NRL Corp.	No	Alberta, Canada	100%

RAVO Holding BV	No	Netherlands	100%

RAVO BV	No	Netherlands	100%

RAVO GmbH	No	Germany	100%

RAVO Groep B.V.	No	Netherlands	100%

RAVO Italia SRL	No	Italy	100%

RAVO International B.V.	No	Netherlands	100%

RAVO Nederland B.V.	No	Netherlands	100%

Transtar Limited	No	United Kingdom	100%

Van Raaij Industriele Ondernemigen B.V.	No	Netherlands	100%

Victor Industrial Equipment Pty. Ltd.	No	South Africa	100%

Victor Light Limited	No	United Kingdom	100%

Victor Products, Ltd.	No	United Kingdom	100%

Leach North America Ltd. (f/k/a Wittke, Inc.)	No	Alberta, Canada	100%

Wittke Waste Equipment, Inc.	No	Alberta, Canada	100%

Domestic Subsidiaries

			Borrower’s
		Jurisdiction of	Ultimate %
Subsidiary	Guarantor	Incorporation	Ownership

Athey Product, Inc.	Yes	Delaware	100%

Clapp Dico Corporation f/k/a Clapp & Haney	Yes	Ohio	100%

Dayton Progress Corporation	Yes	Ohio	100%

Dayton Progress International Corporation	Yes	Ohio	100%

Dayton Punch and Die Company	Yes	Ohio	100%

Elgin Sweeper Company	Yes	Delaware	100%

Emergency One, Inc.	Yes	Florida	100%

E-One, Inc. (f/k/a Emergency One, Inc.)	Yes	Delaware	100%

E-One New York, Inc.	Yes	New York	100%

Emergency Vehicle Solutions of Southern California	Yes	California	100%

Federal APD Incorporated	Yes	Michigan	100%

Federal Merger Corporation	Yes	Minnesota	100%

Federal Sign, Inc.	Yes	Delaware	100%

Federal Sign and Signal, Inc.	Yes	Nevada	100%

Federal Signal Credit Corporation	Yes	Delaware	100%

FS Holding, Inc.	Yes	Delaware	100%

Guzzler Manufacturing, Inc.	Yes	Alabama	100%

Jamestown Precision Tooling, Inc. f/k/a Jamestown Punch and Tooling, Inc.	Yes	New York	100%

Jetstream of Houston, Inc.	Yes	Delaware	100%

Jetstream of Houston, LLP	Yes	Texas	100%

Leach Company, Inc.	Yes	Wisconsin	100%

Manchester Tool Company	Yes	Delaware	100%

On Time Machining Company	Yes	Ohio	100%

Pauluhn Electric Mfg. Co. Inc.	Yes	New York	100%

Pauluhn Electric Manufacturing, LLP	Yes	Texas	100%

P.C.S. Company	Yes	Michigan	100%

Saulsbury Fire Rescue, Inc.	Yes	New York	100%

Texas Fire Rescue, Inc.	No	Texas	100%

Vactor Manufacturing, Inc.	Yes	Illinois	100%

Victor Products USA, Incorporated	Yes	Delaware	100%

Schedule 6.5
Litigation And Labor Controversies
     The International Association of Machinists and Aerospace Workers is attempting to organize the workforce (approximately 900 employees) at the operations of E-One, Inc. in Ocala, Florida. A petition has been filed and accepted and a vote is set for February 16, 2006. This is the 6th time unionization has been attempted since 1991; all efforts to date have been defeated.

Schedule 6.11
Environmental Matters
     None

Schedule 8.9
Existing Liens
     In the ordinary course of the Borrower’s business it sometimes grants suppliers of significant purchased parts, such as chassis for the vehicle companies, a security interest in the purchased parts until the supplier is paid. In addition, the Borrower’s foreign Subsidiaries have secured debt and there are industrial revenue bonds secured by Subsidiary facilities which total less than $20 million.